PROSPECTUS SUPPLEMENT To Prospectus dated November 23, 2020	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-249984

ACACIA RESEARCH CORPORATION

Subscription Rights to Purchase Up to 9,618,639 Shares of Common Stock

at a Subscription Price of $5.25 per Share

We are distributing at no charge to record holders (“Eligible Securityholders”) of our common stock, par value $0.001 per share (the “common stock”), as of 5:00 p.m., Eastern time, on February 13, 2023 (the “record date”), one (1) non-transferable subscription right (a “subscription right”) for every four (4) shares of common stock owned by such Eligible Securityholders. Each subscription right entitles an Eligible Securityholder to purchase, at such Eligible Securityholder’s election, one (1) share of common stock at a price of $5.25 per share (the “subscription price”). The subscription rights will be distributed at no charge to Eligible Securityholders and will entitle Eligible Securityholders to purchase up to an aggregate of 9,618,639 shares of common stock in this offering (the “Rights Offering”). Starboard Value LP, together with certain affiliates of Starboard Value LP (collectively, “Starboard”), is concurrently receiving subscription rights, pursuant to a Concurrent Private Rights Offering (as defined herein) in connection with the Rights Offering and their ownership of our common stock, Series B Warrants (as defined herein) and Preferred Stock (as defined herein), to purchase up to an aggregate of 28,647,259 shares of common stock and Starboard has committed to exercise such rights to purchase a minimum of an aggregate of 15,000,000 shares of common stock pursuant to such Concurrent Private Rights Offering. See “The Recapitalization Agreement and Concurrent Private Rights Offering.”

The subscription rights will expire at 5:00 p.m., Eastern time, on March 1, 2023 (the “expiration time”), unless extended as described herein (the “subscription period”). Eligible Securityholders should carefully consider whether to exercise their subscription rights before the expiration time. Subscription rights that are not exercised by the expiration time will expire and will have no value. All exercises of subscription rights are irrevocable. We may cancel, modify or amend the terms of the Rights Offering, including to extend the subscription period, at any time and for any reason prior to the expiration time. If we cancel the Rights Offering, Broadridge Corporate Issuer Solutions, LLC (the “Subscription Agent” or “Broadridge”) will return, without interest or penalty, all payments of the aggregate subscription price it has received in connection with the cancelled Rights Offering as soon as practicable.

On October 30, 2022, we entered into a recapitalization agreement (the “Recapitalization Agreement”) with Starboard. This Rights Offering is being made pursuant to the requirements of the Recapitalization Agreement. Subject to the terms and conditions contained therein, we will make a concurrent private rights offering to Starboard (the “Concurrent Private Rights Offering”), pursuant to which they will have the right to purchase from us one (1) share of common stock for every four (4) shares of common stock held by Starboard as of the record date at the subscription price. Starboard will also receive an equivalent right in connection with our Series B Warrants (the “Series B Warrants”) that are held by Starboard to purchase from us one (1) share of common stock for every four (4) shares of common stock underlying such Series B Warrants at a price equal to the subscription price. In addition, Starboard will also receive rights to purchase from us one (1) share of common stock for every four (4) shares of common stock that would otherwise be issuable upon conversion of our shares of convertible preferred stock designated as Series A Convertible Preferred Stock (the “Preferred Stock”) held by Starboard at a price equal to the subscription price. The purchase rights provided pursuant to the Concurrent Private Rights Offering expire at the expiration time unless the subscription period is extended. As a result of the Concurrent Private Rights Offering and completion of the other transactions contemplated by the Recapitalization Agreement, Starboard may hold between 51.71% and 66.02% of our common stock, representing between 51.71% and 66.02% of the voting power of our common stock. For additional information regarding Starboard’s ownership of our common stock, see “Recapitalization Pro Forma Common Stock Ownership.” Starboard has committed to exercise rights to purchase 15,000,000 shares in the Concurrent Private Rights Offering. We do not currently intend to extend the subscription period, although we reserve the right to do so in our sole discretion. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. See “The Recapitalization Agreement and Concurrent Private Rights Offering.”

If all Eligible Securityholders exercise their subscription rights in full and Starboard exercises its rights in full pursuant to the Concurrent Private Rights Offering, we will issue an aggregate of 38,265,898 shares of common stock pursuant to the Rights Offering and Concurrent Private Rights Offering for aggregate gross proceeds of approximately $200.1 million. For additional information regarding the ownership of our common stock following the Rights Offering, the Concurrent Private Rights Offering and the consummation of the other transactions contemplated by the Recapitalization Agreement, see “Recapitalization Pro Forma Common Stock Ownership.”

We are directly offering the subscription rights and the shares of common stock issuable upon exercise of the subscription rights. We have not engaged the services of any underwriters or selling agents. We will bear all costs, expenses and fees in connection with the registration of the shares of common stock issuable upon exercise of the subscription rights.

Our common stock is listed on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “ACTG.” On February 2, 2023, the date prior to the announcement of the Rights Offering, the last reported sale price of our common stock was $4.33 per share. On February 13, 2023, the last reported sale price of our common stock was $4.23 per share. The subscription rights will not be listed for trading on any stock exchange.

The subscription price was set in the Recapitalization Agreement and is in excess of our current trading prices as of the dates we announced and launched this Rights Offering.

Investing in the subscription rights and underlying common stock involves certain risks. You should carefully read and consider the risk factors included in this prospectus supplement, in our periodic reports, in the accompanying prospectus and in any other documents we file with the U.S. Securities and Exchange Commission (the “SEC”). See the sections entitled “Risk Factors” below on page 7, in the accompanying prospectus and in our other filings with the SEC.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 14, 2023

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of a registration statement that was filed with the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this Rights Offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this Rights Offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information included or incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information in the accompanying prospectus or incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus and the information incorporated by reference, as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.” You are encouraged to carefully consider all of this information when deciding whether to invest in our common stock. No dealer, salesperson or other person has been authorized to provide you with any different information. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide to you. The information contained in this prospectus supplement, the accompanying prospectus and any document incorporated by reference is accurate only as of the date such information is presented. Our business, financial condition, results of operations, liquidity and future prospects may have changed since those respective dates.

This prospectus supplement and the accompanying prospectus supplement or other offering materials do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, therefore, file reports and other information with the SEC. Statements contained in this prospectus supplement and the accompanying prospectus or other offering materials about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

Unless the context otherwise indicates, references in this prospectus to “we,” “our,” “us,” the “Company” and “Acacia” refer, collectively, to Acacia Research Corporation, a Delaware corporation, and its operating subsidiaries.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecasts,” “goal,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “will,” or other forms of these words or similar words or expressions or the negative thereof, although not all forward-looking statements contain these terms. Forward-looking statements address future events and conditions concerning, among other things, acquisition and development activities, financial results of our acquired businesses, intellectual property, or IP, licensing and enforcement activities, other related business activities, the impact of the COVID-19 pandemic, capital expenditures, earnings, litigation, regulatory matters, markets for our services, liquidity and capital resources and accounting matters. Forward-looking statements are subject to substantial risks and uncertainties that could cause our future business, financial condition, results of operations or performance to differ materially from our historical results or those expressed or implied in any forward-looking statement contained in this prospectus supplement. All of our forward-looking statements include assumptions underlying or relating to such statements that may cause actual results to differ materially from those that we are currently expecting, and are subject to numerous factors that present considerable risks and uncertainties, including, without limitation:

•	our costly acquisitions of and investment in operating businesses and intellectual property;

•	our ability to attract and retain employees and management teams of our operating businesses, the loss of any of whom could materially adversely affect our financial condition, business and results of operations;

•	our relationship with Starboard and the impact of transactions we have undertaken with respect to its investments in our Company that are intended to simplify our capital structure;

•	the due diligence process we undertake in connection with new acquisitions of operating businesses or intellectual property assets;

•	our acquisition of privately held companies;

•	we may be deemed to be an investment company under the Investment Company Act of 1940, as amended;

•	our outsourcing of a number of services to third-party service providers, which are subject to disruptions, delays, and decrease in our control, which could adversely impact our results of operations;

•	recent U.S. tax legislation;

•	cybersecurity incidents;

•	public health threats such as COVID-19;

•	our expectations related to the use of the net proceeds from the Rights Offering, our ability to implement the use of proceeds as currently expected, and our ability to achieve the anticipated benefits of such use of proceeds;

•	our ability to consummate the transactions contemplated by the Recapitalization Agreement, including the Rights Offering and Concurrent Private Rights Offering, and the possibility that we may be unable to satisfy the conditions to the closing of the Rights Offering and Concurrent Private Rights Offering;

•	contractual restrictions under the Recapitalization Agreement; and

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•	other risks relating to the consummation of the full transactions contemplated by the Recapitalization Agreement, including the Rights Offering and the Concurrent Private Rights Offering, including the risk that any or all of such transactions that have not yet been consummated will not be consummated within the expected time period or at all and the risk that our proceeds from the Rights Offering may be significantly less than the maximum proceeds if our share price does not exceed the subscription price during the subscription period.

We have based our forward-looking statements on management’s current expectations and projections about trends affecting our business and industry and other future events. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. For additional information related to the risks and uncertainties that may cause actual results to differ from those expressed or implied in the forward-looking statements described in this prospectus supplement, refer to the section entitled “Risk Factors” in this prospectus supplement and the accompanying prospectus, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the section entitled “Risk Factors” included in Part I, Item 1A of our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022 and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as well as in our other public filings with the SEC. In addition, actual results may differ as a result of additional risks and uncertainties of which we are currently unaware or which we do not currently view as material to our business

The information contained in this prospectus supplement is not a complete description of our business or the risks associated with an investment in our common stock. We urge you to carefully review and consider the various disclosures made by us in this prospectus supplement and in our other reports filed with the SEC. You should read this prospectus supplement, the accompanying prospectus and any documents incorporated by reference in their entirety, together with the documents that we file as exhibits thereto, with the understanding that our future results may be materially different from what we currently expect. The forward-looking statements we make speak only as of the date on which they are made. We expressly disclaim any intent or obligation to update any forward-looking statements after the date hereof to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of NASDAQ. If we do update or correct any forward-looking statements, investors should not conclude that we will make additional updates or corrections.

We qualify all of our forward-looking statements by these cautionary statements.

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QUESTIONS AND ANSWERS RELATED TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the Rights Offering. The answers are based on selected information included elsewhere in this prospectus supplement. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the Rights Offering. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference as they contain more detailed descriptions of the terms and conditions of the Rights Offering and provide additional information about us and our business, including potential risks related to the Rights Offering.

What is a Rights Offering?

A rights offering is a distribution of subscription rights on a pro rata basis to stockholders of a company. In this Rights Offering, we are distributing at no charge to record holders of our common stock, one (1) non-transferable subscription right for every four (4) shares of common stock owned by such Eligible Securityholders. The subscription rights entitle Eligible Securityholders to purchase up to an aggregate of 9,618,639 shares of common stock at a price of $5.25 per share.

In connection with the Rights Offering, Starboard is concurrently receiving subscription rights in the Concurrent Private Rights Offering to purchase up to an aggregate of 28,647,259 shares of common stock and has committed to exercise such rights to purchase a minimum of an aggregate of 15,000,000 shares of common stock. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering.

If all Eligible Securityholders exercise their subscription rights in full, and Starboard exercises its rights in full pursuant to the Concurrent Private Rights Offering, we will issue an aggregate of 38,265,898 shares of common stock pursuant to the Rights Offering and Concurrent Private Rights Offering for aggregate gross proceeds of approximately $200.1 million. However, unless our share price increases during the subscription period, we do not expect any Eligible Securityholders, other than Starboard, to exercise their subscription rights and the proceeds of this offering may be significantly less.

For additional information regarding the ownership of our common stock following the Rights Offering, the Concurrent Private Rights Offering and the consummation of the other transactions contemplated by the Recapitalization Agreement, see “Recapitalization Pro Forma Common Stock Ownership.”

Why is Acacia conducting the Rights Offering and the Concurrent Private Rights Offering?

On November 12, 2021, the board of directors of the Company (the “Board”) formed a special committee comprised of directors not affiliated or associated with Starboard (the “Special Committee”), in order to consider, evaluate, negotiate and oversee potential transactions to simplify the Company’s capital structure, including amending, modifying and/or supplementing the terms of the arrangements previously entered into by the Company and Starboard. Management of the Company believes that the Company’s current capital structure, with multiple different series of securities, makes it difficult for investors to understand and value the Company and is an impediment to new public investment.

In connection with the foregoing, on October 30, 2022, we entered into the Recapitalization Agreement (as defined below) with Starboard, pursuant to which, among other things, we agreed to enter into a series of transactions to restructure Starboard’s existing investments in the Company in order to simplify the Company’s capital structure. In connection with this recapitalization transaction, the Company and Starboard agreed pursuant to the terms of the Recapitalization Agreement to, among other things, launch this Rights Offering together with the Concurrent Private Rights Offering. In connection with the Concurrent Private Rights Offering, Starboard committed to exercise rights to purchase a minimum of 15,000,000 shares of common stock. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. See “The Recapitalization Agreement and Concurrent Private Rights Offering” below.

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Who may participate in the Rights Offering?

Only Eligible Securityholders, consisting of the holders of record of common stock as of the record date, may participate in the Rights Offering.

What are the key dates relating to the Rights Offering?

Below is a list of the key dates for the Rights Offering of which you should be aware. With the exception of the record date, such dates are subject to change in the event that we extend the Rights Offering. For more information regarding these dates, we encourage you to review “The Rights Offering” below, as that section of the prospectus supplement describes other timing considerations of which you should be aware regarding the Rights Offering.

Date	Event / Action
5:00 p.m., Eastern time, on February 13, 2023	Record date for determining Eligible Securityholders.
5:00 p.m., Eastern time, on March 1, 2023	Date by which the Subscription Agent must have received appropriate materials from Eligible Securityholders in order for such Eligible Securityholders to exercise all or a portion of their respective subscription rights.
5:00 p.m., Eastern time, on March 1, 2023	Expiration time of the Rights Offering.

How many subscription rights will I receive?

We are distributing to each Eligible Securityholder one (1) subscription right for every four (4) shares of common stock held or deemed to be held by such Eligible Securityholder as of the record date. Each subscription right will entitle the holder thereof to purchase, at the holder’s election, one (1) share of common stock at the subscription price. No fractional subscription rights will be distributed in this Rights Offering and accordingly, we will not issue any fractional shares in the Rights Offering. As a result, if you hold, or are deemed to hold, fewer than four shares of our common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. However, you will be able to exercise one subscription right for each multiple of four (4) shares of common stock you hold, or are deemed to hold, on the record date.

At your own choosing, you may exercise some or all of your subscription rights. You may also elect not to exercise any subscription rights at all. For a description of the minimum subscription amount, see “—Is there a minimum subscription amount for Eligible Securityholders to participate in the Rights Offering?”

Are the subscription rights transferable?

No. The subscription rights are not transferable and will not be listed on any exchange for trading. You may not sell, transfer or assign your subscription rights to anyone else. The sale of any of your shares of common stock after the record date but prior to the closing of the Rights Offering will not result in the transfer of any subscription rights.

Is there a minimum subscription amount for Eligible Securityholders to participate in the Rights Offering?

Yes. You will receive only one (1) subscription right, and may only purchase one (1) share of common stock, for every four (4) shares of common stock held or deemed to be held as of the record date. Further, no fractional subscription rights will be distributed in this offering and accordingly, we will not issue any fractional shares in this offering. As a result, if you hold, or are deemed to hold, fewer than four (4) shares of our common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. See “The Rights Offering—Minimum Subscription Amount.”

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May I purchase fractional shares in the Rights Offering?

No. We will not issue any fractional subscription rights in the Rights Offering and, accordingly, we will not issue any fractional shares in the Rights Offering.

Are there any limits on the number of shares I may purchase in the Rights Offering?

Yes. The number of shares that you may purchase in the Rights Offering is limited by the number of shares of common stock that you held, or were deemed to have held, on the record date. You may only purchase the number of shares purchasable upon exercise of the subscription rights distributed to you in the Rights Offering. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

Will Starboard receive any compensation for entering into the Concurrent Private Rights Offering?

No. Starboard will not receive any compensation for entering into the Concurrent Private Rights Offering. However, pursuant to the Recapitalization Agreement, we have agreed to reimburse Starboard for all reasonable and documented out-of-pocket costs and expenses, including all legal fees and disbursements in connection therewith, incurred in connection with the transactions contemplated by the Recapitalization Agreement, which aggregate amount shall not exceed $75,000 without the prior approval of the Company. In connection with the Recapitalization Agreement, the Company has agreed to pay to Starboard certain amounts representing a negotiated settlement of the foregone time value of the Series B Warrants and the Preferred Stock. For additional information regarding these fees, and the other terms of the Recapitalization Agreement, see “The Recapitalization Agreement and Concurrent Private Rights Offering.”

How many shares of common stock will Starboard beneficially own after the Rights Offering and Concurrent Private Rights Offering?

Assuming the full exercise of Starboard’s subscription rights pursuant to the Concurrent Private Rights Offering, Starboard may purchase up to an aggregate of 28,647,259 shares of common stock concurrently with the Rights Offering and has committed to exercise such rights to purchase a minimum of an aggregate of 15,000,000 shares of common stock. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. For additional information regarding Starboard’s ownership of our common stock, see “Recapitalization Pro Forma Common Stock Ownership.”

Pursuant to the Recapitalization Agreement, Starboard also has agreed to exercise 31,506,849 Series B Warrants and, subject to the affirmative vote of at least a majority of the voting power of the capital stock of the Company entitled to vote and the affirmative vote of at least a majority of the outstanding shares of Preferred Stock, to convert all of its Preferred Stock into shares of common stock. For additional information regarding Starboard’s ownership of our common stock, see “Recapitalization Pro Forma Common Stock Ownership.”

How many shares of common stock will be outstanding after the Rights Offering and Concurrent Private Rights Offering?

As of February 13, 2023, we had 43,474,559 shares of common stock issued and outstanding. We expect to issue up to a maximum of 38,265,898 shares of common stock, in the aggregate, in the Rights Offering and the Concurrent Private Rights Offering, assuming exercise in full of the subscription rights. Following the consummation of the Rights Offering and Concurrent Private Rights Offering, and based on the shares of common stock issued and outstanding as of February 13, 2023, we anticipate that we will have between 58,474,559 shares (if no Eligible Securityholders participate in the Rights Offering and Starboard exercises its minimum commitment of rights in the Concurrent Private Rights Offering and 81,740,457 shares if all Eligible Securityholders participate in the Rights Offering and Starboard exercises all of its subscription rights) of common stock outstanding. If our stockholders approve the conversion of Starboard’s Preferred Stock, we will issue an additional 9,589,042 shares of common stock in connection therewith. Starboard also has agreed to exercise 31,506,849 Series B Warrants pursuant to the Series B Warrants Exercise (as defined herein). For additional information regarding the ownership of our common stock following the Rights Offering, the Concurrent Private Rights Offering and the consummation of the other transactions contemplated by the Recapitalization Agreement, see “Recapitalization Pro Forma Common Stock Ownership.”

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Are there any conditions to the completion of this Rights Offering or the Concurrent Private Rights Offering?

Yes. Starboard’s obligation to purchase shares of our common stock pursuant to the Concurrent Private Rights Offering is subject to the terms of the Recapitalization Agreement. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering.

How will Acacia use the proceeds from the Rights Offering and Concurrent Private Rights Offering?

Assuming the consummation of the Rights Offering and Concurrent Private Rights Offering in full, we would receive aggregate net proceeds from the issuance and sale of common stock, after deducting financial advisory fees and other expenses payable by us, of approximately $200.4 million. If participation in the Rights Offering and Concurrent Private Rights Offering is limited to those rights Starboard has committed to exercise to purchase such shares pursuant to the Recapitalization Agreement, then we intend to use the net proceeds from the Rights Offering and Concurrent Private Rights Offering for general corporate purposes, including to strengthen our financial position, and to serve as capital for our acquisitions platform. See “Use of Proceeds.”

How was the Subscription Price of $5.25 determined?

The subscription price of $5.25 was established by our Board, under recommendation from the Special Committee, based on several considerations, including negotiations with Starboard regarding the price per share of common stock Starboard has the right to purchase in the Concurrent Private Rights Offering (which was determined, in part, based on the $5.25 exercise price of Starboard’s existing Series B Warrants); Starboard’s concurrent rights to purchase up to an aggregate of 28,647,259 of shares of our common stock pursuant to the Concurrent Private Rights Offering and commitment to exercise such rights to purchase a minimum of 15,000,000 shares of common stock in accordance with the terms of the Recapitalization Agreement; the historical and current trading prices of our common stock; our need for liquidity and capital; the likely cost of capital from other sources; and other strategic and financing alternatives reasonably available to us. On February 2, 2023 the date prior to the announcement of the Rights Offering, the last reported sale price of our common stock was $4.33 per share. As of February 13, 2023 the last reported sale price of our common stock was $4.23 per share. Although the subscription price per share is significantly above our trading price, we are required by the Recapitalization Agreement to make this offer.

The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value, or to the market price of our common stock. Further, the market price of our common stock could decline during or after the Rights Offering, and you may not be able to sell shares of our common stock purchased in the Rights Offering at a price equal to or greater than the price paid for each share of common stock in the Rights Offering, or at all. We do not intend to change the price or the terms of the subscription rights or common stock in response to fluctuations in the trading price of shares of our common stock, if any, prior to the closing of the Rights Offering.

Am I required to exercise my subscription rights in the Rights Offering?

No. You may exercise any number of your subscription rights or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, you will not be issued any shares of common stock in connection with the Rights Offering. If you choose not to exercise your subscription rights in full, your ownership interest in our capital stock will be diluted by the issuance of shares of the common stock in the Rights Offering and the Concurrent Private Rights Offering.

How soon must I act to exercise my subscription rights?

The subscription rights may be exercised at any time during the subscription period, which will expire at 5:00 p.m., Eastern time, on March 1, 2023, unless we extend such period. We do not currently intend to extend the subscription period. If you elect to exercise any subscription rights, the Subscription Agent, Broadridge Corporate Issuer Solutions, LLC, must receive all required documents and payments from you at or prior to the expiration time. If you elect to exercise any subscription rights and timely submit all required documents and payment in good order prior to the expiration time, your subscription rights will be considered exercised at the expiration time.

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How do I exercise my subscription rights?

If you wish to participate in the Rights Offering and you are a holder of record of our common stock, you must properly complete the enclosed rights certificate and deliver it, along with the aggregate subscription price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate to the Subscription Agent prior to the expiration time, which is 5:00 p.m., Eastern time, on March 1, 2023 unless we extend such period. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO ACACIA RESEARCH CORPORATION. If you use the mail, we recommend that you use insured, registered mail, postage prepaid, return-receipt requested.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction. If the payment exceeds the subscription price for the full exercise of your subscription rights, or if you subscribe for more shares than you are eligible to purchase, then the excess will be returned to you as soon as practicable, without interest or penalty. If you send a payment that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise subscription rights, your subscription rights will not be exercised and your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the expiration time. You will not receive interest on any payments refunded to you under the Rights Offering. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful. If you elect to exercise any subscription rights and timely submit all required documents and payment in good order prior to the expiration time, your subscription rights will be considered exercised at the expiration time.

What should I do if I want to participate in the Rights Offering but my shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee?

If your shares or other eligible securities are held in “street name” through a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the subscription rights you own. Your broker, dealer, custodian bank or other nominee, as the record holder, will notify you of the Rights Offering. The record holder (i.e. your broker, dealer, custodian bank or other nominee) must exercise the subscription rights and send payment of the aggregate subscription price on your behalf. If you wish to exercise subscription rights in the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. You will not receive a rights certificate from us. Please follow the instructions of your broker, dealer, custodian bank or other nominee in exercising your subscription rights. Your broker, dealer, custodian bank or other nominee may establish a submission deadline that is before the expiration time. We assume no responsibility in respect of the timely administration of your broker, dealer, custodian bank or other nominee to perform its obligations on your behalf.

When and how will I receive the shares of common stock upon exercise of my subscription rights?

As soon as practicable after the closing of the Rights Offering, the shares of common stock subscribed for in the Rights Offering will be issued in book-entry form to each holder of record that subscribes, as applicable. We will not issue any physical stock certificates. If you are a holder of record of our common stock, shortly after the expiration time, you will receive a statement of ownership from our transfer agent, Computershare Trust Company, N.A., reflecting the shares of common stock that you have purchased in the Rights Offering. If your shares or other eligible securities are held in the name of a broker, dealer, custodian bank or other nominee, your shares of common stock will be issued to the same account. You may request a statement of ownership from the broker, dealer, custodian bank or other nominee following the completion of the Rights Offering.

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Is Acacia requiring a minimum aggregate subscription to close the Rights Offering?

No. There is no minimum aggregate subscription requirement to close the Rights Offering. However, Starboard has committed to exercise rights to purchase a minimum of an aggregate of 15,000,000 shares pursuant to the Concurrent Private Rights Offering in connection with the Rights Offering. As a result, whether or not you participate in the Rights Offering, we expect to issue a minimum of 15,000,000 shares of common stock in connection with the Concurrent Private Rights Offering. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering.

Can Acacia amend the terms of, cancel or extend the Rights Offering?

Although we do not currently intend to do so, we reserve the right to amend, extend, terminate or cancel the Rights Offering or modify the subscription period of the Rights Offering at any time prior to the expiration time for any reason. If the Rights Offering is cancelled, all payments of the aggregate subscription price received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the Rights Offering. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

How will I be notified if the Rights Offering is extended, amended or terminated?

Any extension, amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. For more information regarding notification of extensions, amendments or the termination of the Rights Offering, see “The Rights Offering—Amendment, Extension or Cancellation.”

Has our Board made a recommendation to stockholders regarding the Rights Offering?

No. Our Board is not making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the underlying shares of common stock. Further, we have not authorized anyone to make any recommendation. Eligible Securityholders who exercise subscription rights will incur investment risk on new money invested. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference in, the prospectus or this prospectus supplement, as it may be supplemented from time to time.

After weighing various factors, as discussed in “The Rights Offering—Reasons for the Rights Offering,” our Board unanimously approved the Recapitalization Agreement and the material terms of the Rights Offering and Concurrent Private Rights Offering.

Will our directors or executive officers participate in the Rights Offering?

Our directors and executive officers who own shares of common stock are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all Eligible Securityholders. Nevertheless, each such director and executive officer may determine, in his or her sole discretion, not to participate in the Rights Offering. Any such director or executive officer who subscribes for shares in the Rights Offering will pay $5.25 per share, the same price paid by all other Eligible Securityholders who exercise their subscription rights in the Rights Offering.

What form of payment is required to purchase shares of common stock offered in the Rights Offering?

Payments submitted to the Subscription Agent must be made in full in U.S. dollars by cashier’s check or certified check payable to “Broadridge Corporate Issuer Solutions, LLC” or by wire transfer.

To be effective, any payment related to the exercise of a subscription right must be received by the Subscription Agent and clear prior to the expiration time. You are responsible for all bank or similar fees and charges related to payment by cashier’s check or certified check or wire transfer.

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To whom should I send my forms and payment?

If your shares of common stock, and therefore your subscription rights, are held in “street name” through a broker, dealer, custodian bank or other nominee, then you should send the forms specified by your broker, dealer, custodian bank or other nominee, as the record holder, and payment of the aggregate subscription price to that record holder in accordance with their instructions. If, as of the record date, you were the record holder of shares of common stock, then you should send your rights certificate and payment of the aggregate subscription price by mail, overnight courier, wire transfer, or other permitted means to the Subscription Agent at the following address:

If delivering by registered first class mail: Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693	If delivering by express mail, courier or other expedited service: Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717

DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO ACACIA RESEARCH CORPORATION.

You are responsible for all bank or similar fees and charges related to payment by cashier’s check or certified check or wire transfer.

You or, if applicable, your broker, dealer, custodian bank or other nominee, as the record holder, are solely responsible for completing delivery to the Subscription Agent of your rights certificate and payment of the aggregate subscription price. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate subscription price to the Subscription Agent and clearance of your payment before the expiration time of 5:00 p.m. Eastern time, on March 1, 2023 unless such date is extended by us.

After I send in my payment and rights certificate to the Subscription Agent, may I revoke or cancel my exercise of subscription rights?

No. Once you submit the form of rights certificate to exercise any subscription rights, you are not allowed to revoke, cancel or change the exercise of your subscription rights or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to do so at the subscription price. The price per share may not be indicative of the market value of the subscription rights and the common stock. We cannot predict the price at which our common stock will trade after the Rights Offering. Although the subscription price per share is significantly above our trading price, we are required by the Recapitalization Agreement to make this offer.

If the Rights Offering is cancelled, will my payment of the aggregate subscription price be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in payment for shares in a segregated bank account until the closing or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the Subscription Agent will return as soon as practicable, without interest or penalty, all payments of the aggregate subscription price. If your shares or other eligible securities are held in “street name,” it may take longer for you to receive your payment of the subscription price because the Subscription Agent will return payments through the record holder of your shares.

If all or a portion of my subscription is not accepted, will any excess payment of the aggregate subscription price be refunded to me?

Yes. The Subscription Agent will hold all funds it receives in a segregated bank account until closing or cancellation of the Rights Offering. If we do not accept all or a portion of your subscription, all excess payment of your aggregate subscription price received by the Subscription Agent will be returned as soon as practicable, without interest or penalty. If your shares or other eligible securities are held in “street name,” it may take longer for you to receive your payment of the subscription price because the Subscription Agent will return payments through the record holder of your shares (i.e. your broker, dealer, custodian bank or other nominee).

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What fees or charges apply if I exercise my subscription rights in the Rights Offering?

We are not charging any fee or sales commission to issue subscription rights or shares to you or to issue the shares of common stock to you if you exercise your subscription rights. If you exercise your subscription rights through a broker, dealer, custodian bank or other nominee, you are responsible for paying any fees your record holder may charge you. In addition, you are responsible for paying any transaction fees or commissions that you may incur in connection with the exercise of your subscription rights or the sale or purchase of the common stock.

What risks should I consider in deciding whether or not to exercise my subscription rights?

In deciding whether to participate in the Rights Offering, you should carefully consider the discussion of risks and uncertainties affecting us, the Rights Offering, the common stock and the Concurrent Private Rights Offering that are described under “Risk Factors” in this prospectus supplement. You should also carefully review the prospectus and documents incorporated by reference. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

If I live outside of the United States, does that affect my exercise of subscription rights?

For purposes of assuring that we will not breach the laws of any country outside of the United States, we will not mail this prospectus supplement or the rights certificate to Eligible Securityholders whose addresses are outside the United States or who have a foreign post office address. The Subscription Agent will hold the rights certificates on behalf of such Eligible Securityholders. If you live outside of the United States and wish to exercise your subscription rights, you must notify the Subscription Agent on or before 5:00 p.m., Eastern time, on February 22, 2023, which is five (5) business days prior to the expiration time of the subscription period. See “The Rights Offering—Foreign Stockholders.”

What are the material U.S. federal income tax consequences of participating in the Rights Offering?

Please see “Material U.S. Federal Income Tax Consequences.” You should consult your own tax advisor for a full understanding of the tax consequences of the receipt of subscription rights and of participating in the Rights Offering. See also “Risk Factors—The receipt of subscription rights may be treated as a taxable distribution to you.”

Whom should I contact if I have other questions?

If you have any questions regarding the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact our Information Agent, Broadridge, for the Rights Offering at (888) 789-8409 or, if you are outside the U.S. or Canada, (720) 414-6898. For a more complete description of the Rights Offering and related transactions, see “The Rights Offering.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and in the documents incorporated by reference. This summary sets forth the material terms of the Rights Offering but does not contain all of the information you should consider before investing in our securities. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, especially the risks of investing in our common stock discussed under the heading “Risk Factors” beginning on page 7 of this prospectus supplement, along with our consolidated financial statements and notes to those consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus, before making an investment decision.

THE COMPANY

Acacia is a permanent capital platform that purchases businesses based on the differentials between public and private market valuations. We use a wide range of transactional and operational capabilities to realize the intrinsic value in the businesses that we acquire. Our ideal transactions include the acquisition of public or private companies, the acquisition of divisions of other companies, or structured transactions that can result in the recapitalization or restructuring of the ownership of a business to enhance value.

Our focus to date has been on companies with market values in the sub-$2 billion range and particularly on businesses valued at $1 billion or less. We are, however, opportunistic, and may pursue acquisitions that are larger under the right circumstance.

We operate our business based on three key principles of People, Process and Performance and have built a management team with demonstrated expertise in Research, Transactions and Execution, and Operations and Management of our targeted acquisitions.

We utilized these skill sets and resources to acquire a portfolio of equity securities of public and private life science businesses, or the “Life Sciences Portfolio,” in June 2020. As of September 30, 2022, we have monetized a portion of the portfolio while retaining an interest in a number of operating businesses, including a controlling interest in one of the companies in the portfolio. Further, some of the businesses in which we continue to hold an interest generate revenues through the receipt of royalties.

Recent Developments

Recapitalization Agreement and Concurrent Private Rights Offering

On November 12, 2021, the Board of the Company formed the Special Committee of directors not affiliated or associated with Starboard, in order to explore the possibility of simplifying the Company’s capital structure. Management of the Company believes that the Company’s current capital structure, with multiple different series of securities, makes it difficult for investors to understand and value the Company and is an impediment to new public investment.

In connection with the foregoing, on October 30, 2022, we entered into the Recapitalization Agreement with Starboard, pursuant to which, among other things, we agreed to enter into a series of transactions to restructure Starboard’s existing investments in the Company in order to simplify the Company’s capital structure. In connection with this recapitalization transaction, the Company and Starboard agreed pursuant to the terms of the Recapitalization Agreement to launch the Rights Offering on or prior to January 15, 2023. In connection with the Rights Offering, the Company agreed to concurrently provide Starboard with rights to purchase up to an aggregate of 28,647,259 shares of common stock and Starboard has committed to exercise such rights to purchase a minimum of 15,000,000 shares of common stock pursuant to the Concurrent Private Rights Offering. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. See “The Recapitalization Agreement and Concurrent Private Rights Offering” below.

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Clifford Press Litigation and Investigation

In November 2022, the Board initiated an internal investigation into the potential misconduct of Clifford Press, former Chief Executive Officer and member of the Board, following Mr. Press’s resignation on November 2, 2022 as Chief Executive Officer of the Company and a member of the Board.

The investigation, which was conducted by independent legal counsel under the direction of the Audit Committee of the Board (the “Audit Committee”), has been completed. The investigation confirmed Mr. Press provided inaccurate information regarding certain corporate expenses and misused corporate funds for personal use, including travel and entertainment expenses. The investigation also confirmed that Mr. Press failed to follow the Board’s directive in relation to a material contract and misrepresented to the Board and his fellow Board members that he had complied with the Board’s directive. Based on the results of the internal investigation, the Audit Committee also concluded that Mr. Press’ conduct violated the Company’s Code of Conduct.

Based on the results of the internal investigation, the Audit Committee, in consultation with management, concluded that no material changes to Acacia’s historical financial statements or related disclosures are necessary. However, the Company has filed an arbitration demand against Mr. Press seeking restitution and other remedies for the benefit of the Company’s shareholders. Mr. Press’s response to the Company’s demand, along with any counterclaims, is expected to be filed on or before February 13, 2023. The Company has enhanced its Travel and Entertainment Policy and is considering additional measures concerning various related internal policies and procedures.

Mr. Press previously filed a lawsuit against the Company in the Delaware Court of Chancery to be reinstated as a director of the Company. Mr. Press has since voluntarily withdrawn his lawsuit following the Court’s rejection of his status quo motion.

Corporate Information

We were originally incorporated in California in January 1993 and reincorporated in Delaware in December 1999. Our principal executive offices are located at 767 Third Avenue, 6th Floor, New York, New York. The telephone number of our principal executive office is (332) 236-8500. Our website address is www.acaciaresearch.com. Reference in this prospectus supplement to this website address does not constitute incorporation by reference of the information contained on or accessed through our website and references to our website address in this prospectus are inactive textual references only.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” because the market value of our stock held by non-affiliates is less than $250 million. We may continue to be a smaller reporting company if either (i) the market value of our stock held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our stock held by non-affiliates is less than $700 million. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

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THE RIGHTS OFFERING

This summary highlights the information contained elsewhere in this prospectus supplement and certain other information relating to the Rights Offering. You should carefully read the following summary together with the more detailed description of the terms of the Rights Offering contained elsewhere in this prospectus supplement. See “The Rights Offering.”

Issuer	Acacia Research Corporation
Securities Offered	We are distributing at no charge to record holders of our common stock, as of 5:00 p.m., Eastern time, on February 13, 2023, one (1) non-transferable subscription right for every four (4) shares of common stock owned by such Eligible Securityholders. Each subscription right entitles an Eligible Securityholder to purchase, at such Eligible Securityholder’s election, one (1) share of common stock.
Subscription Price	The subscription price is $5.25 per share, payable in cash. To be effective, any payment related to the exercise of the subscription rights must be received by the Subscription Agent and clear before the expiration time.
Record Date	5:00 p.m. Eastern time on February 13, 2023.
Subscription Period	The subscription rights may be exercised at any time during the subscription period, which will expire at 5:00 p.m., Eastern time, on March 1, 2023, unless we extend such period. Subscription rights that are not exercised by the expiration time will expire and will have no value.
Expiration Time	5:00 p.m. Eastern time on March 1, 2023.
Procedures for Exercising Subscription Rights

To exercise your subscription rights if you are a holder of record, you must complete the rights certificate and deliver the certificate to the Subscription Agent before the expiration time. Your subscription must include full payment for the exercise of all of your subscription rights that you wish to exercise.

You are solely responsible for completing delivery to the Subscription Agent of your rights certificate and payment of your aggregate subscription price. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate subscription price to the Subscription Agent so that the Subscription Agent receives them prior to the expiration time.

We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

For details regarding the procedures and requirements for exercising your subscription rights, see “The Rights Offering—Procedures for Exercising Subscription Rights” and “The Rights Offering—Payment Methods” below for more information.

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Brokerage Account Stockholders	If you are a beneficial owner of common stock that are registered in the name of a broker, dealer, custodian bank or other nominee, and you wish to participate in the Rights Offering, you should immediately instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf and deliver all required documents and payment before the expiration time.
No Fractional Shares	No fractional subscription rights will be distributed in the Rights Offering and accordingly no fractional shares of common stock will be issued in the Rights Offering. Accordingly, an Eligible Securityholder must own at a minimum four (4) shares of common stock as of the record date to receive one (1) subscription right to purchase a share of common stock at the subscription price.
Concurrent Private Rights Offering	On October 30, 2022, we entered into the Recapitalization Agreement with Starboard. This Rights Offering is being made pursuant to the requirements of the Recapitalization Agreement. Subject to the terms contained therein, we will make a Concurrent Private Rights Offering, pursuant to which they will have the right to purchase from us one (1) share of common stock for every four (4) shares of common stock held by Starboard as of the record date and at the subscription price. Starboard will also receive an equivalent right in connection with our Series B Warrants that are held by Starboard to purchase from us one (1) share of common stock for every four (4) shares of common stock underlying such Series B Warrants at a price equal to the subscription price. In addition, Starboard received rights to purchase from us one (1) share of common stock for every four (4) shares of common stock that would otherwise be issuable upon conversion of our Preferred Stock held by Starboard at a price equal to the subscription price. The purchase rights provided pursuant to the Concurrent Private Rights Offering expire at the expiration time unless the subscription period is extended. As a result of the Concurrent Private Rights Offering, and completion of the other transactions contemplated by the Recapitalization Agreement, Starboard may hold between 51.71% and 66.02% of our common stock, representing between 51.71% and 66.02% of the voting power of our common stock. For additional information regarding Starboard’s ownership of our common stock, see “Recapitalization Pro Forma Common Stock Ownership.” Starboard has committed to exercise rights to purchase 15,000,000 shares in the Concurrent Private Rights Offering. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering.
No Obligation to Participate in the Rights Offering	You are under no obligation to exercise your subscription rights to subscribe for any securities in the Rights Offering. If you choose not to participate in the Rights Offering, you do not have to take any special action to decline to participate.
No Revocation of Exercise by Stockholders	All exercises of subscription rights are irrevocable.
Transferability of Subscription Rights	The subscription rights are not transferable.

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Amendment or Cancellation	We reserve the right to amend, extend, terminate or cancel the Rights Offering at any time prior to the expiration time for any reason. Any amendment or termination will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. If the Rights Offering is cancelled, all payments of the aggregate subscription price received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the Rights Offering.
Use of Proceeds	We expect to use the net proceeds from the Rights Offering and Concurrent Private Rights Offering for general corporate purposes, including to strengthen our financial position, and to serve as capital for our acquisitions platform. We expect our expenses related to the Rights Offering and Concurrent Private Rights Offering to be approximately $0.5 million.
No Recommendation	Our Board is not making any recommendation regarding your exercise of subscription rights in the Rights Offering nor have we authorized anyone to make any recommendation.
Market for Common Stock	Our common stock trades on NASDAQ under the symbol “ACTG.”
Shares of Common Stock Outstanding Before the Rights Offering	43,474,559 shares of common stock were issued and outstanding as of February 13, 2023.
Shares of Common Stock Outstanding After Completion of the Rights Offering and Concurrent Private Rights Offering	If all Eligible Securityholders exercise their subscription rights in full and Starboard exercises its rights in full pursuant to the Concurrent Private Rights Offering, we will issue an aggregate of 38,265,898 shares of common stock pursuant to the Rights Offering and Concurrent Private Rights Offering. For additional information regarding the ownership of our common stock following the Rights Offering, the Concurrent Private Rights Offering and the consummation of the other transactions contemplated by the Recapitalization Agreement, see “Recapitalization Pro Forma Common Stock Ownership.”
Minimum Subscription Amount	There is no minimum subscription amount for the Right Offering. However, Starboard is concurrently receiving, pursuant to the Concurrent Private Rights Offering, subscription rights to purchase up to an aggregate of 28,647,259 shares of common stock and has committed to exercise such rights to purchase a minimum of an aggregate of 15,000,000 shares of common stock. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. See “The Recapitalization Agreement and Concurrent Private Rights Offering.”

Risk Factors

You should consider carefully all of the information set forth in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully evaluate the specific factors under the heading “Risk Factors” beginning on page 7 of this prospectus supplement, in the accompanying prospectus and in the documents incorporated by reference.

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U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, we intend to take the position that you should not recognize taxable income as a result of the distribution or exercise of your subscription rights. However, there is a lack of authority addressing the application of the Internal Revenue Code of 1986, as amended (the “Code”), to distributions of subscription rights and your receipt of subscription rights may be treated as a taxable distribution. For further information, see “Risk Factors—The receipt of subscription rights may be treated as a taxable distribution to you” and “Material U.S. Federal Income Tax Consequences.” You should, and are urged to, seek specific advice from your personal tax advisor concerning the tax consequences of the Rights Offering applicable to your own tax situation.
Subscription Agent	Broadridge Corporate Issuer Solutions, LLC
Information Agent	Broadridge Corporate Issuer Solutions, LLC
Questions	Questions regarding the Rights Offering should be directed to the Information Agent at (888) 789-8409 or, for persons outside the U.S. or Canada, (720) 414-6898.
Escrow of Funds	The Subscription Agent will hold the funds we receive from subscribers until we complete or cancel the Rights Offering. If you are the record holder of your common stock, and you wish to participate in the Rights Offering, you must submit all of your subscription documents to the Subscription Agent in a timely manner and assure receipt of payment by the Subscription Agent prior to the expiration time.

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RISK FACTORS

Exercising your subscription right to purchase our common stock in this Rights Offering involves a high degree of risk. Before you decide to exercise your subscription rights and invest in our securities, you should carefully consider the risks and uncertainties described below and those described in the filings we make with the SEC from time to time that are incorporated by reference herein in their entirety, including the risks and uncertainties set forth under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, as revised or supplemented by our subsequent Quarterly Reports on Form 10-Q. Our business, financial condition and results of operations could be materially and adversely affected by any or all of these risks or by additional risks and uncertainties not presently known to us or that we currently deem immaterial that may adversely affect us in the future. In any such case, the trading price of our common stock could fall, and you may lose all or part of the money you paid to exercise your subscription rights and buy our securities.

Risks Related to the Rights Offering, Recapitalization Agreement and Concurrent Private Rights Offering

The transactions contemplated by the Recapitalization Agreement and Concurrent Private Rights Offering may be delayed or not occur at all for a variety of reasons, including the possibility that our stockholders may not approve the conversion of the Preferred Stock held by Starboard and/or the Recapitalization Agreement may be terminated prior to completion of the full transactions as contemplated by the Recapitalization Agreement.

Pursuant to the Recapitalization Agreement and subject to the receipt of stockholder approval at the Company’s next annual meeting of stockholders, the Company will cause the Certificate of Designations (as defined herein) to be amended and restated in the form attached to the Recapitalization Agreement in order to remove the “4.89% blocker” provision and, on or prior to July 14, 2023, Starboard will convert an aggregate amount of 350,000 shares of Preferred Stock into common stock in accordance with the terms of the Certificate of Designations. There is a possibility that our stockholders may not approve the amendment to the Certificate of Designations and therefore the conversion of the Preferred Stock will remain subject to the “4.89% blocker” in accordance with the Certificate of Designations.

Failure to complete the transaction contemplated by the Recapitalization Agreement could adversely affect our business and the market price of our common stock in a number of ways, including: the market price of our common stock may decline to the extent that the current market price reflects an assumption that these transactions will be completed; we have incurred, and will continue to incur, significant expenses for professional services in connection with these transactions for which we will have received little or no benefit if the Rights Offering and Concurrent Private Rights Offering or other transactions contemplated by the Recapitalization Agreement are not consummated; and a failure of these transactions to be completed may result in negative publicity and/or give a negative impression of us in the investment community or business community generally.

We have invested and will continue to invest significant time, attention and resources, and incur significant expenses in connection with the Rights Offering, Recapitalization Agreement and Concurrent Private Rights Offering and the related transactions. These investments and expenses may not return adequate value if the Rights Offering, Recapitalization Agreement and Concurrent Private Rights Offering and the related transactions are ultimately not consummated.

We estimate that we will incur approximately $0.5 million in financial advisory and other expenses in connection with the Rights Offering and Concurrent Private Rights Offering, in addition to the financial advisory and other expenses already incurred in connection with the Recapitalization Agreement and related transactions. We will incur most, if not all, of these expenses even if the Rights Offering and Concurrent Private Rights Offering are not commenced, the Rights Offering is not ultimately consummated or is unsuccessful, or the sale of common stock pursuant to the Concurrent Private Rights Offering is not ultimately consummated or is unsuccessful. If the transactions are ultimately not consummated or are otherwise unsuccessful, we could suffer an adverse impact on our reputation, might have lost opportunities to pursue certain other financing alternatives, and will need to seek other capital raising alternatives.

Furthermore, preparations for the Rights Offering, the Recapitalization Agreement and Concurrent Private Rights Offering and the related transactions have been time-consuming and require management’s attention and resources.

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We have discretion in the use of the net proceeds from the Rights Offering and the Concurrent Private Rights Offering. We may invest or spend the proceeds in ways with which you do not agree and in ways that may not yield a return on your investment.

Although we currently intend to use the net proceeds from this offering in the manner described in the section titled “Use of Proceeds” in this prospectus supplement, our management will have discretion in the application of the net proceeds from the Rights Offering and Concurrent Private Rights Offering. Our management could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. You will not have the opportunity to influence our decisions on how to use the net proceeds from the Rights Offering and Concurrent Private Rights Offering. The failure by our management to apply these funds effectively could result in financial losses that could harm our business and cause the price of our common stock to decline. We may invest the net proceeds from this offering, pending their use, in a manner that does not produce income or that loses value.

The Subscription Price determined for the Rights Offering may not be indicative of the fair value of our common stock.

The subscription price of $5.25 per share was established by our Board, under the recommendation of the Special Committee, based on several considerations, including: (i) negotiations with Starboard regarding the price per share of common stock to be issued in the Concurrent Private Rights Offering (which was determined, in part, based on the $5.25 exercise price of Starboard’s existing Series B Warrants); (ii) Starboard’s concurrent right to purchase up to 28,647,259 shares of our common stock pursuant to the Concurrent Private Rights Offering and commitment to exercise such rights to purchase a minimum of 15,000,000 in accordance with the terms of the Recapitalization Agreement; (iii) the historical and current trading prices of our common stock; (iv) our need for liquidity and capital; and (v) the likely cost of capital from other sources and other strategic and financing alternatives reasonably available to us. On February 2, 2023, the date prior to the announcement of the Rights Offering, the last reported sale price of our common stock was $4.33 per share. As of February 13, 2023, the last reported sale price of our common stock was $4.23 per share. The subscription price was set in the Recapitalization Agreement and is in excess of our current trading prices as of the dates we announced and launched this Rights Offering. The subscription price does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value, or to the market price of our common stock.

Further, the market price of our common stock could decline during or after the Rights Offering, and you may not be able to sell shares of our common stock purchased in the Rights Offering at a price equal to or greater than the price you paid, or at all. We do not intend to change the subscription price or the terms of the securities in response to fluctuations in the trading price of shares of our common stock, if any, prior to the closing of the Rights Offering.

We may amend, extend, terminate or cancel the Rights Offering at any time prior to the expiration time.

We reserve the right to amend, extend, terminate or cancel the Rights Offering or modify the subscription period of the Rights Offering at any time prior to the expiration time for any reason. If the Rights Offering is cancelled for any reason, the Subscription Agent will return as soon as practicable, without interest or penalty, all payments of the aggregate subscription price. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

You may not receive all or any of the shares for which you subscribe in the Rights Offering.

While we are distributing to each Eligible Securityholder one (1) subscription right for every four (4) shares of common stock held as of the record date, no fractional subscription rights will be distributed in this Rights Offering, and, accordingly, we will not issue any fractional shares in the Rights Offering. Any fractional subscription right you may have been entitled to receive will be rounded down to the nearest whole number.

In addition, we are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of common stock from holders of subscription rights who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those jurisdictions. Subject to state or foreign securities laws and regulations, we also have the discretion to delay allocation and distribution of any common stock in order to comply with state or foreign securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those jurisdictions, in which case, if you are a resident in those jurisdictions or if you are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights, you will not be able to participate in the Rights Offering.

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Your participation in the Rights Offering is not assured.

If the Rights Offering is terminated or cancelled, then we will not issue you any of the shares of common stock you may have subscribed for, and we will not have any obligation to you with respect to the subscription rights except to return any subscription price payments, as soon as practicable, without interest or penalty.

You may not revoke your decision to exercise your subscription rights to purchase securities in the Rights Offering after you submit your rights certificate.

If you change your mind about exercising your subscription rights to purchase common stock in the Rights Offering, you may not revoke or change the amount of your exercise after you send in your required documents and payment, even if you subsequently learn information about us, our business, financial position, results of operations and cash flows, or the Rights Offering, Concurrent Private Rights Offering and related transactions that is material or adverse or that you otherwise consider to be unfavorable.

The subscription rights to purchase common stock in the Rights Offering are not transferable, and there is no market for the subscription rights.

The subscription rights to purchase common stock in the Rights Offering are not transferable. You may not sell, transfer or assign your subscription rights to anyone else. Because the subscription rights are not transferable, there is no market or other means for you to directly realize any value associated with the subscription rights. You must exercise (or cause your broker, dealer, custodian bank or other nominee to exercise) your subscription rights and acquire the securities issuable thereunder, and such securities must appreciate in value, for you to potentially realize any value from your subscription rights.

You will not be able to resell any of the securities that you may receive pursuant to the exercise of subscription rights immediately upon the expiration time.

We expect to deliver the shares of common stock purchased in the Rights Offering to record holders on or about March 3, 2023, Eastern time. Until the shares of common stock are delivered, you will not be able to sell the shares that you purchase in the Rights Offering.

You will not receive interest on subscription funds, including any funds ultimately returned to you if we are unable to consummate the Rights Offering or it is otherwise unsuccessful.

To exercise your subscription rights, you will be required to deliver the completed rights certificate and any other paperwork to the Subscription Agent along with your payment for the shares of common stock. You will not earn any interest on your payment of the subscription price while it is being held by the Subscription Agent pending the closing of the Rights Offering, even if we amend the terms of the Rights Offering to extend the subscription period. If we cancel the Rights Offering, neither we nor the Subscription Agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, any payment of the subscription price that you have made.

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Upon the completion of the Rights Offering and the related transactions pursuant to the Recapitalization Agreement, Starboard will beneficially own a significant portion of our outstanding common stock, and therefore have significant influence over the outcome of matters subject to stockholder approval, including a change of control, which could make our common stock less attractive to some investors or otherwise harm our stock price.

The Concurrent Private Rights Offering gives Starboard the right to purchase from us one (1) share of common stock for every four (4) shares of common stock held by Starboard as of the record date at the subscription price. Starboard will also receive an equivalent right in connection with our Series B Warrants that are held by Starboard to purchase from us one (1) share of common stock for every four (4) shares of common stock underlying such Series B Warrants at a price equal to the subscription price. In addition, Starboard will also receive rights to purchase from us one (1) share of common stock for every four (4) shares of common stock that would otherwise be issuable upon conversion of our shares of Preferred Stock held by Starboard at a price equal to the subscription price. The purchase rights provided pursuant to the Concurrent Private Rights Offering expire at the expiration time unless the subscription period is extended. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. As a result of the Concurrent Private Rights Offering and completion of the transactions contemplated by the Recapitalization Agreement, Starboard may hold between 51.71% and 66.02% of our common stock, representing between 51.71% and 66.02% of the voting power of our common stock. For additional information regarding Starboard’s ownership of our common stock, see “Recapitalization Pro Forma Common Stock Ownership.”

As a result, Starboard will have significant influence over matters submitted to our stockholders for approval, including the election of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. This concentration of voting power might delay, defer or prevent a change in control or delay or prevent a merger, consolidation, takeover or other business combination involving us on terms that other stockholders may desire, which, in each case, could adversely affect the market price of our common stock.

We are not making a recommendation as to whether you should participate in the Rights Offering.

Our Board is not making any recommendation regarding your exercise of subscription rights in the Rights Offering. Further, we have not authorized anyone to make any recommendation.

The receipt of subscription rights may be treated as a taxable distribution to you.

For U.S. federal income tax purposes, we intend to take the position that you should not recognize taxable income as a result of the distribution or exercise of your subscription rights. However, there is a lack of authority addressing the application of the Code to distributions of subscription rights under the facts and circumstances similar to those applicable to the Rights Offering and your receipt of the subscription rights may be treated as a taxable distribution. For a discussion of certain U.S. federal income tax considerations, see “Material U.S. Federal Income Tax Considerations.” This position is not binding on the Internal Revenue Service (the “IRS”), or the courts. If this rights offering is deemed to be part of a “disproportionate distribution” under Section 305 of the Code, your receipt of rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. A non-U.S. holder would be subject to withholding tax at a rate of 30% on the fair market value of the rights received, to the extent of the holder’s share of our current and accumulated earnings and profits, if any, unless (i) such non-U.S. holder is eligible for an exemption or a reduced tax rate under the benefit of an applicable income tax treaty (and appropriate certification is provided) or (ii) the amount treated as a taxable dividend is effectively connected with such non-U.S. holder's conduct of a trade or business in the United States.

You should consult your tax advisor regarding the U.S. federal tax consequences to you of the rights offering, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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USE OF PROCEEDS

If all Eligible Securityholders exercise their subscription rights in full pursuant to the Rights Offering and Starboard exercises its rights in full pursuant to the Concurrent Private Rights Offering, we expect to receive aggregate gross proceeds of approximately $200.1 million. If no Eligible Securityholders exercise their subscription rights pursuant to the Rights Offering and Starboard exercises its minimum rights pursuant to the Concurrent Private Rights Offering, we expect to receive aggregate gross proceeds of approximately $78.8 million. We expect our expenses related to the Rights Offering and Concurrent Private Rights Offering to be approximately $0.5 million.

We expect to use the net proceeds from the Rights Offering and Concurrent Private Rights Offering for general corporate purposes, including to strengthen our financial position, and to serve as capital for our acquisitions platform.

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THE RIGHTS OFFERING

The following describes the Rights Offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your common stock in a brokerage account or through a dealer or other nominee, please also refer to “—Notice to Brokers and Nominees” below.

Before deciding whether to exercise your subscription rights, you should carefully read this prospectus supplement, including the information set forth under the heading “Risk Factors,” the accompanying prospectus and the information that is incorporated by reference in their entirety.

General

We are distributing to you, at no charge to you, one (1) non-transferable subscription right for every four (4) shares of common stock you own. Each subscription right entitles you to purchase, at your election, one (1) share of common stock. The subscription rights will be distributed at no charge to you and will expire at 5:00 p.m., Eastern time, on March 1, 2023, unless extended as described herein. If all Eligible Securityholders exercise their subscription rights in full, we will issue in connection with the Rights Offering, in the aggregate, a maximum of 9,618,639 shares of common stock. For additional information regarding the ownership of our common stock following the Rights Offering, see “Recapitalization Pro Forma Common Stock Ownership.”

The subscription price per share is $5.25. You may only purchase whole shares in denominations of $5.25 per share in the Rights Offering. We are not offering, and will not accept, any fractional subscription rights and, accordingly, we will not issue any fractional shares in the Rights Offering. If you hold, or are deemed to hold, fewer than four (4) shares of our common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. For an illustration of the minimum subscription amount, see “—Minimum Subscription Amount” below. Subscription rights that are not exercised by the expiration time will expire and will have no value. All exercises of subscription rights are irrevocable.

We may cancel, modify or amend the terms of the Rights Offering, including to extend the subscription period, at any time and for any reason prior to the expiration time. If we cancel the Rights Offering, the Subscription Agent will return, without interest or penalty, all payments of the aggregate subscription price it has received for the cancelled Rights Offering as soon as practicable. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

Reasons for the Rights Offering

On November 12, 2021, our Board formed the Special Committee in order to consider, evaluate, negotiate and oversee potential transactions to simplify the Company’s capital structure, including amending, modifying and/or supplementing the terms of arrangements previously entered into by the Company and Starboard. Management believes that our current capital structure, with multiple different series of securities, is difficult for investors to understand and correspondingly value the Company and is an impediment to new public investment.

In connection with the foregoing, on October 30, 2022, we entered into the Recapitalization Agreement with Starboard, pursuant to which, among other things, we agreed to enter into a series of transactions to restructure Starboard’s existing investments in the Company in order to simplify our capital structure. In connection with the Recapitalization Agreement, we agreed to conduct this Rights Offering. We also agreed to concurrently provide Starboard with rights to purchase up to an aggregate of 28,647,259 shares of common stock and Starboard committed to exercise such rights to purchase a minimum of 15,000,000 shares of common stock in the Concurrent Private Rights Offering. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering. See “The Recapitalization Agreement and Concurrent Private Rights Offering.”

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Although we believe that the transactions contemplated by the Recapitalization Agreement, including the Rights Offering and the related Concurrent Private Rights Offering, if successfully contemplated, will strengthen our financial condition and simplify our capital structure, our Board is not making any recommendation as to whether you should exercise your subscription rights.

Determination of the Subscription Price

The subscription price of $5.25 per share was established by our Board based on several considerations including: (i) negotiations with Starboard regarding the price per share of common stock to be issued in the Concurrent Private Rights Offering (which was determined, in part, based on the $5.25 exercise price of Starboard’s existing Series B Warrants); (ii) Starboard’s concurrent right to purchase up to 28,647,259 shares of our common stock pursuant to the Concurrent Private Rights Offering and commitment to exercise such rights to purchase a minimum of 15,000,000 in accordance with the terms of the Recapitalization Agreement; (iii) the historical and current trading prices of our common stock; (iv) our need for liquidity and capital; and (v) the likely cost of capital from other sources and other strategic and financing alternatives reasonably available to us.

On February 2, 2023, the date prior to the announcement of the Rights Offering, the last reported sale price of our common stock was $4.33 per share. As of February 13, 2023, the last reported sale price of our common stock was $4.23 per share. The subscription price of $5.25 does not necessarily bear any relationship to the book value of our assets, net worth, past operations, cash flows, losses, financial condition or any other established criteria for fair value, or to the market price of our common stock. The subscription price was set in the Recapitalization Agreement and is in excess of our current trading prices as of the dates we announced and launched this Rights Offering.

We cannot assure you that the trading price of our common stock will not decline during or after the Rights Offering. We do not intend to change the subscription price or the terms of the subscription rights in response to changes in the trading price of our common stock prior to the closing of the Rights Offering. See “Risk Factors—Risks Related to the Rights Offering, Recapitalization Agreement and Concurrent Private Rights Offering—The Subscription Price determined for the Rights Offering may not be indicative of the fair value of our common stock” for more information. Although the subscription price per share is significantly above our trading price, we are required by the Recapitalization Agreement to make this offer.

Participation of Our Directors and Executive Officers

Our directors and executive officers who own shares of common stock as of the record date are permitted, but not required, to participate in the Rights Offering on the same terms and conditions applicable to all other Eligible Securityholders. Any such director or executive officer who subscribes for common stock in the Rights Offering will pay $5.25 per share, the same subscription price paid by all other Eligible Securityholders who exercise their subscription rights in the Rights Offering.

Subscription Privilege

You will receive one (1) subscription right for every four (4) shares of our common stock held as of 5:00 p.m. Eastern time on February 13, 2023. Each subscription right provides you with the right to purchase one (1) share of common stock at a price of $5.25 per share.

Subject to satisfying the minimum subscription amount, as described below, you may exercise all or a portion of your subscription rights for whole shares or may choose not to exercise any of your subscription rights at all.

Minimum Subscription Amount

You may only purchase whole shares at the subscription price in the Rights Offering. Further, no fractional subscription rights will be distributed in this Rights Offering and, accordingly, we will not issue any fractional shares in the Rights Offering. As a result, if you hold, or are deemed to hold, fewer than four (4) shares of our common stock on the record date, then you will not be able to satisfy the minimum subscription amount and will not be able to participate in the Rights Offering. However, you will be able to exercise one (1) right for each multiple of four (4) shares of common stock you hold, or are deemed to hold, on the record date.

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If you send a payment of the aggregate subscription price that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise your subscription rights, you will not be entitled to exercise your subscription rights and your entire payment of your aggregate subscription price received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the expiration time.

Expiration Time and Date

The subscription rights will expire and will have no value unless exercised prior to 5:00 p.m., Eastern time, on March 1, 2023, unless the subscription period is extended. We reserve the right to extend the subscription period. We will notify you of any extension of the subscription period by issuing a press release. You must properly complete the enclosed rights certificate and deliver it, along with the full subscription price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate, to the Subscription Agent prior to the expiration time.

“Street name” holders should follow the subscription instructions and deadlines set by their broker, dealer, custodian bank or other nominee. If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the expiration time, your subscription rights will be considered exercised at the expiration time. We will not be obligated to honor any purported exercise of subscription rights which the Subscription Agent receives after the expiration time, regardless of when you sent the documents regarding that exercise. Any payment of the aggregate subscription price for shares not allocated or validly purchased will be returned, without interest or penalty, as soon as practicable following the expiration time. We expect to deliver the shares of common stock purchased in the Rights Offering to Eligible Securityholders on or about March 3, 2023.

Amendment, Extension or Cancellation

Although we do not intend to do so, we may cancel, modify or amend the terms of the Rights Offering, including to extend the subscription period, at any time prior to the expiration time. If we cancel the Rights Offering, in whole or in part, all subscription rights will expire without value, and all payments of the aggregate subscription price received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

Any amendment, extension or cancellation of the Rights Offering will be followed promptly by a public announcement thereof which, in the case of an extension, will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration time. See “Risk Factors—Risks Related to the Rights Offering, Recapitalization Agreement and Concurrent Private Rights Offering—We may amend the terms of the Rights Offering at any time prior to the expiration time.”

Segregated Account; Return of Funds

The Subscription Agent will hold all funds it receives in payment for shares in a segregated bank account until the closing or cancellation of the Rights Offering. If the Rights Offering is cancelled for any reason, the Subscription Agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Transferability of Subscription Rights

The subscription rights are not transferable. You may not sell, transfer or assign your subscription rights to anyone else. The subscription rights will not be listed on NASDAQ or any other stock exchange or market or on the OTC Bulletin Board.

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No Revocation or Change

Once you submit the form of rights certificate, your other required documents, and your payment to exercise any subscription rights, you are not allowed to revoke, cancel or change the exercise of your subscription rights or request a refund of monies paid. All exercises of subscription rights are irrevocable, even if you subsequently learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the common stock offered pursuant to the Rights Offering.

Procedures for Exercising Subscription Rights

To exercise your subscription rights, you must take the following steps:

•	If you are an Eligible Securityholder and a holder of record and wish to participate in the Rights Offering, you must deliver a properly completed and signed rights certificate, together with payment of the aggregate subscription price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate, to the Subscription Agent prior to the expiration time, which is 5:00 p.m., Eastern time, on March 1, 2023, unless we extend such period.

Please follow the delivery instructions on the rights certificate. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO ACACIA RESEARCH CORPORATION. You are solely responsible for completing delivery to the Subscription Agent of your rights certificate and payment of your aggregate subscription price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate in respect of the subscription rights you intend to exercise. You should allow sufficient time for delivery of your rights certificate and payment of the aggregate subscription price to the Subscription Agent so that the Subscription Agent receives them by 5:00 p.m., Eastern time, on March 1, 2023, unless such date is extended by us.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the forms, the Subscription Agent will have the right to reject and return your subscription for correction. If the payment exceeds the subscription price for the full exercise of your subscription rights, or if you subscribe for more shares than you are eligible to purchase, then the excess will be returned to you as soon as practicable, without interest or penalty.

If you send a payment that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise subscription rights, your subscription rights will not be exercised and your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the expiration time.

You will not receive interest on any payments refunded to you under the Rights Offering.

•	If your common stock are held in “street name” through a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the subscription rights you own. Your broker, dealer, custodian bank or other nominee will notify you of the Rights Offering. The record holder must exercise the subscription rights and send payment of the aggregate subscription price (without any deductions for wire transfer fees, bank charges or similar fees) on your behalf. If you wish to exercise subscription rights in the Rights Offering, you should contact your broker, dealer, custodian bank or nominee as soon as possible. You will not receive a rights certificate from us. Please follow the instructions of your broker, dealer, custodian bank or other nominee. Your broker, dealer, custodian bank or other nominee may establish a submission deadline that is before the expiration time.

If you elect to exercise any subscription rights and timely submit all required documents and payment prior to the expiration time, your subscription rights will be considered exercised at the expiration time.

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Instructions for Completing your Rights Certificate

You should read the instruction letter carefully and strictly follow it. DO NOT DELIVER COMPLETED RIGHTS CERTIFICATES OR PAYMENTS DIRECTLY TO ACACIA RESEARCH CORPORATION.

We will not consider your subscription to exercise your subscription rights received until the Subscription Agent has received delivery of a properly completed and duly executed rights certificate, payment of the aggregate subscription price (without any deductions for wire transfer fees, bank charges or similar fees) and any other materials required pursuant to the instruction letter that accompanies the rights certificate. The risk of delivery of all documents and payments is borne by you or your broker, dealer, custodian bank or other nominee, not by the Subscription Agent or us.

The method of delivery of rights certificates and payment of the aggregate subscription price to the Subscription Agent will be at the risk of the applicable Eligible Securityholder. If sent by mail, we recommend that you send rights certificates and payments by registered mail, postage prepaid, properly insured, with return receipt requested, and that you allow a sufficient number of days to ensure delivery to the Subscription Agent and clearance of payment before the expiration time.

Payment Methods

Payments submitted to the Subscription Agent must be made in full in U.S. dollars by cashier’s check or certified check payable to “Broadridge Corporate Issuer Solutions, LLC” or by wire transfer.

To be effective, any payment related to the exercise of a subscription right must be received by the Subscription Agent and clear prior to the expiration time. You are responsible for all bank or similar fees and charges related to payment by cashier’s check or certified check or wire transfer. You are also responsible for obtaining payment in proper form of the aggregate subscription price in respect of the subscription rights you intend to exercise, notwithstanding any limitations on the amount of payment that may be imposed by the institution facilitating your chosen form of payment.

Payment of the subscription price related to the exercise of a subscription right received after the expiration time will not be honored, and the Subscription Agent will return your payment to you, without interest or penalty, as soon as practicable, without interest or penalty.

The Subscription Agent will be deemed to receive payment of the subscription price related to the exercise of a subscription right upon receipt by the Subscription Agent of a cashier’s check or certified check payable to “Broadridge Corporate Issuer Solutions, LLC” or wire transfer.

Missing or Incomplete Subscription Information

If you do not indicate the number of subscription rights being exercised or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, the Subscription Agent will have the right to reject and return your subscription for correction. If we do not apply your full subscription price payment to your purchase of shares of common stock, the Subscription Agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration time. If you send a payment that is insufficient to exercise the minimum subscription amount or are otherwise ineligible to exercise subscription rights, your subscription rights will not be exercised and your entire payment received by the Subscription Agent will be returned to you as soon as practicable, without interest or penalty, following the expiration time. We reserve the right to reject any or all subscriptions in our sole discretion, including those not properly or timely submitted or completed or the acceptance of which would, in our opinion, be unlawful.

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Notice to Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee holder that holds common stock for the account of others on the record date of the Rights Offering, you should notify the respective beneficial owners of such common stock of the Rights Offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owner with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificates and submit them and the other required documents through DTCC to the Subscription Agent with the proper payment of the aggregate subscription price for such beneficial owner’s subscription. If you hold common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our eligible securities on the record date for the Rights Offering, provided that you, as a nominee record holder, make a proper showing to the Subscription Agent by submitting the form entitled “Nominee Holder Certification” that we will provide to you with your Rights Offering materials. If you did not receive this form, you should contact the Subscription Agent to request a copy.

Beneficial Owners

If your common stock are held in “street name”—in the name of a broker, dealer, custodian bank or other nominee—you will not receive a rights certificate and you will need to coordinate with your broker, dealer, custodian bank or other nominee to act for you. To exercise your subscription rights, you will need to complete and return to your broker, dealer, custodian bank or other nominee the form captioned “Beneficial Owner Election Form.” You should receive the form from your broker, dealer, custodian bank or other nominee. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or other nominee or if you receive the form without sufficient time to respond by the deadline established by your nominee, which deadline may be prior the expiration time.

No Fractional Shares

We will not distribute fractional subscription rights in the Rights Offering and, accordingly, we will not issue any fractional shares in the Rights Offering. Fractional subscription rights will be rounded down to the nearest whole number. Any excess subscription funds will be returned as soon as practicable without interest.

U.S. Federal Income Tax Treatment of Subscription Rights Distribution

The U.S. federal income tax treatment of the receipt, exercise and expiration of the subscription rights is subject to substantial uncertainty. See “Risk Factors—The receipt of subscription rights may be treated as a taxable distribution to you” and “Certain Material U.S. Federal Income Tax Consequences.”

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE RECEIPT OF SUBSCRIPTION RIGHTS IN THIS RIGHTS OFFERING AND THE EXERCISE OF THE SUBSCRIPTION RIGHTS APPLICABLE TO YOUR OWN PARTICULAR TAX SITUATION.

Foreign Stockholders

For purposes of assuring that we will not breach the laws of any country outside of the United States, we will not mail this prospectus supplement or the rights certificate to Eligible Securityholders whose addresses are outside the United States or who have a foreign post office address. The Subscription Agent will hold the rights certificates on behalf of such Eligible Securityholders. If you live outside of the United States and wish to exercise your subscription rights, you must notify the Subscription Agent on or before 5:00 p.m., Eastern time, on February 22, 2023, which is five (5) business days prior to the expiration time.

No Recommendation to Subscription Rights Holders

Our Board is not making any recommendation regarding your exercise of subscription rights in the Rights Offering or the sale or transfer of the underlying common stock. Further, we have not authorized anyone to make any recommendation. Eligible Securityholders who exercise subscription rights will incur investment risk on new money invested. You should make your decision based on your assessment of our business and financial condition, our prospects for the future, the terms of the Rights Offering and the information contained in, or incorporated by reference in, this prospectus supplement or accompanying prospectus, as it may be supplemented from time to time. See “Risk Factors” in this prospectus supplement, the accompanying prospectus and in any document incorporated by reference.

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Fees and Expenses

We will pay all fees charged by the Subscription Agent and Information Agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights, including all bank or similar fees and charges related to payment by check or wire transfer. Neither we nor the Subscription Agent will pay such commissions, fees, taxes, expenses or other charges.

Our Decisions are Binding

All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us. Our determinations will be final and binding. We reserve the right, in our sole discretion, to waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time that we may determine. We may also, in our sole discretion, reject the attempt to exercise any subscription right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within the time that we determine. Neither we nor the Subscription Agent will be under any duty to give notice of any defect or irregularity in connection with the submission of rights certificates.

Subscription Agent

Broadridge is acting as the Subscription Agent for the Rights Offering under an agreement with us. All rights certificates, payments of the subscription price and nominee holder certifications, to the extent applicable to your exercise of subscription rights, must be delivered to Broadridge as follows:

By First Class Mail: Broadridge, Inc. Attention: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, New York 11717-0693	By Overnight Courier: Broadridge, Inc. Attention: BCIS IWS 51 Mercedes Way Edgewood, New York 11717

Information Agent

Broadridge is also acting as the Information Agent for the Rights Offering under an agreement with us.

If you have any questions regarding the Rights Offering, completing a rights certificate or submitting payment in the Rights Offering, please contact the Information Agent at the following address and telephone number:

Broadridge Corporate Issuer Solutions, LLC

(888) 789-8409

Outside the U.S. or Canada
Call: (720) 414-6898

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Other Matters

This prospectus supplement shall not constitute an offer to sell or a solicitation of an offer to buy any securities other than the subscription rights and the common stock, nor shall there be any offer, solicitation or sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of such securities under the securities laws of such state or jurisdiction. We are not making the Rights Offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares from Eligible Securityholders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights. We may delay the commencement of the Rights Offering in those states or other jurisdictions, or change the terms of the Rights Offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state or foreign securities laws and regulations, we also have the discretion to delay allocation and distribution of any common stock in order to comply with state or foreign securities laws. We may decline to make modifications to the terms of the Rights Offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal, state or foreign laws or regulations from accepting or exercising the subscription rights, you will not be able to participate in the Rights Offering.

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RECAPITALIZATION PRO FORMA COMMON STOCK OWNERSHIP

The table below shows the maximum and minimum amounts of shares of common stock (including the amounts of such shares of common stock that will be held by Starboard) that will be issued pursuant to the terms of the Recapitalization Agreement, including in connection with the Rights Offering, the Concurrent Private Rights Offering, the conversion of the Preferred Stock into common stock and the Series B Warrants Exercise. In connection with the foregoing, the table sets forth the aggregate minimum amount of shares of common stock (the “Public Minimum”) and the aggregate maximum amount of shares of common stock (the “Public Maximum”) that can be received by Eligible Securityholders pursuant to their exercise of subscription rights in the Rights Offering. The table also provides the aggregate minimum amount of shares of common stock (the “Starboard Minimum”) that Starboard will receive pursuant to the minimum exercise of its subscription rights in the Concurrent Private Rights Offering and through the Series B Warrants Exercise, and the aggregate maximum amount of shares of common stock (the “Starboard Maximum”) that Starboard will receive upon the exercise in full of it subscription rights in the Concurrent Private Rights Offering, the amount of shares of common stock that Starboard will receive upon conversion of the Preferred Stock (assuming the approval of the amendment to the Certificate of Designations by the stockholders) and the aggregate amount of shares of common stock that Starboard will receive pursuant to the Series B Warrants Exercise. See “The Recapitalization and Concurrent Private Rights Offering” for further details regarding the Starboard Minimum and the Starboard Maximum.

	Starboard Minimum, Public Minimum	Starboard Minimum, Public Maximum	Starboard Maximum, Public Minimum	Starboard Maximum, Public Maximum
Common Stock currently held by Eligible Securityholders(1)	38,474,559	38,474,559	38,474,559	38,474,559
Common Stock currently held by Starboard(2)	5,000,000	5,000,000	5,000,000	5,000,000
Common Stock issued in the Rights Offering(3)	-	9,618,639	-	9,618,639
Common Stock issued in the Concurrent Private Rights Offering(4)	15,000,000	15,000,000	28,647,259	28,647,259
Common Stock issued in the Preferred Stock Conversion(5)	-	-	9,589,042	9,589,042
Common Stock issued in the Series B Warrants Exercise(6)	31,506,849	31,506,849	31,506,849	31,506,849
Total Common Stock held by Starboard	51,506,849	51,506,849	74,743,150	74,743,150
Percentage of Common Stock held by Starboard	57.24%	51.71%	66.02%	60.85%
Total Common Stock	89,981,408	99,600,047	113,217,709	122,836,348

(1)	Represents shares of common stock held by the Eligible Securityholders as of the record date and does not include the 5,000,000 shares of common stock held by Starboard prior to the commencement of the Rights Offering.

(2)	Represents the shares of common stock issued to Starboard upon exercise of the Series A Warrants (as defined herein) pursuant to the terms of the Recapitalization Agreement.

(3)	Eligible Securityholders are not required to exercise subscription rights in the Rights Offering, but have received subscription rights providing them with the right to purchase up to an aggregate maximum of 9,618,639 shares of common stock in the Rights Offering.

(4)	Starboard is concurrently receiving, pursuant to the Concurrent Private Rights Offering, subscription rights entitling it to purchase up to 28,647,259 shares of common stock and has committed to exercise rights to purchase a minimum of 15,000,000 shares of common stock. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering.

(5)	Pursuant to the terms of the Recapitalization Agreement, and subject to stockholder approval at the Company’s next annual meeting of stockholders, the Company will amend and restate the Certificate of Designations to remove the “4.89% blocker” provision contained therein, and in connection therewith, on or prior to July 14, 2023, Starboard will convert an aggregate amount of 350,000 shares of Preferred Stock into common stock in accordance with the terms of the Certificate of Designations. In accordance with the terms of the Certificate of Designations, Starboard will received 9,589,042 shares of common stock in connection with the conversion of the Preferred Stock.

(6)	Pursuant to the terms of the Recapitalization Agreement, on or prior to July 14, 2023, Starboard will irrevocably exercise 31,506,849 of the Series B Warrants (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the common stock occurring after the date of the Recapitalization Agreement), through a “Note Cancellation” (as defined in the Series B Warrants) or a combination of a “Note Cancellation” and a “Limited Cash Exercise” (as defined in the Series B Warrants) in accordance with the terms of the Series B Warrants, as determined by Starboard. The remaining Series B Warrants held by Starboard will be cancelled immediately following the completion of the Rights Offering.

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THE RECAPITALIZATION AGREEMENT AND CONCURRENT PRIVATE RIGHTS OFFERING

The Recapitalization Agreement

Starboard is a New York-based investment adviser with a focused and fundamental approach to investing in publicly traded U.S. companies. Starboard’s investment philosophy is to invest in deeply undervalued companies and to actively engage with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all stockholders.

In order to establish a strategic and ongoing relationship between the Company and Starboard, on November 18, 2019, the Company and Starboard entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”), which provided the terms of Starboard’s initial capital commitment in the Company (the “2019 Transaction”). As a result of the 2019 Transaction, which was approved by the Company’s stockholders for purposes of NASDAQ Rules 5635(b) and 5635(d) at a stockholder meeting held on February 14, 2020, Starboard acquired the following securities and ownership positions in the Company: (i) 350,000 shares of Preferred Stock, (ii) Series A Warrants to purchase up to 5,000,000 shares of common stock (the “Series A Warrants”) and (iii) Series B Warrants to purchase up to 100,000,000 shares of common stock. The Securities Purchase Agreement also established the terms of certain senior secured notes issued by the Company.

On November 12, 2021, the Board of the Company formed the Special Committee comprised of directors not affiliated or associated with Starboard in order to explore the possibility of simplifying the Company’s capital structure. Management of the Company believes that the Company’s current capital structure, with multiple different series of securities, makes it difficult for investors to understand and value the Company and is an impediment to new public investment

Further to this purpose and following ongoing negotiations with Starboard, on October 30, 2022, the Company entered into a Recapitalization Agreement (the “Recapitalization Agreement”) with Starboard, pursuant to which, among other things, the Company and Starboard agreed to enter into a series of transactions to restructure Starboard’s existing investments in the Company in order to simplify the Company’s capital structure.

Under the Recapitalization Agreement, the Company and Starboard agreed, among other things, to take all of the following actions in connection with restructuring Starboard’s existing investments in the Company:

•	Series A Warrants. Within five (5) business days following the date of the Recapitalization Agreement, Starboard exercised all of the Series A Warrants for cash, and the Company issued to Starboard shares of common stock in accordance with the terms of the Series A Warrants and paid to Starboard an aggregate amount of $9,000,000 representing a negotiated settlement of the foregone time value of the Series A Warrants (which amount was paid through a reduction in the exercise price of the Series A Warrants).

•	Preferred Stock. Subject to the receipt of stockholder approval at the Company’s next annual meeting of stockholders, (i) the Company will cause the Amended and Restated Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock, dated as of January 7, 2020 (the “Certificate of Designations”) to be amended and restated in the form attached to the Recapitalization Agreement in order to remove the “4.89% blocker” provision and (ii) on or prior to July 14, 2023, Starboard will convert an aggregate amount of 350,000 shares of Preferred Stock into common stock in accordance with the terms of the Certificate of Designations.

•	Series B Warrants. On or prior to July 14, 2023, Starboard will irrevocably exercise 31,506,849 of the Series B Warrants (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the common stock occurring after the date of the Recapitalization Agreement), through a “Note Cancellation” (as defined in the Series B Warrants) or a combination of a “Note Cancellation” and a “Limited Cash Exercise” (as defined in the Series B Warrants) in accordance with the terms of the Series B Warrants, as determined by Starboard (the “Series B Warrants Exercise”). The remaining Series B Warrants will be cancelled immediately following the completion of the Rights Offering.

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•	Rights Offering. The Company agreed to launch the Rights Offering. In connection with the Rights Offering, the Company agreed to provide Starboard with rights to purchase 28,647,259 shares of common stock and Starboard committed to purchase a minimum of 15,000,000 shares of common stock. See “—The Concurrent Private Rights Offering” below.

•	Recapitalization Payment. At the closing of the Series B Warrants Exercise, the Company will pay to Starboard an aggregate amount of $66,000,000 (the “Recapitalization Payment”) representing a negotiated settlement of the foregone time value of the Series B Warrants and the Preferred Stock (which amount will be paid through a reduction in the exercise price of the Series B Warrants). If stockholder approval for the amendment to the Certificate of Designations to remove the “4.89% blocker provision” is not obtained, the Recapitalization Payment will be reduced by $12,700,000.

•	Governance. Under the Recapitalization Agreement, the parties agreed that for a period from the date of the Recapitalization Agreement until May 12, 2026 (the “Applicable Period”), the Board of the Company will include at least two (2) directors that are independent of, and not affiliates (as defined in Rule 144) of, Starboard, with current Board members Maureen O’Connell and Isaac T. Kohlberg satisfying this initial condition under the Recapitalization Agreement. The parties also agreed that Katharine Wolanyk would continue to serve as a director of the Company until at least May 12, 2024 (or such earlier date if Ms. Wolanyk is unwilling or unable to serve as a director for any reason or resigns as a director). Additionally, the Company appointed Gavin Molinelli as a member and as Chair of the Board. The Company and Starboard also agreed that, following the closing of the Series B Warrants Exercise until the end of the Applicable Period, the number of directors serving on the Board will not exceed 10 members.

The foregoing description of the Recapitalization Agreement is a summary of the material terms of such agreement, does not purport to be complete, and is qualified in its entirety by reference to the Recapitalization Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2022.

Registration Rights Agreement

We have entered into an amended and restated registration rights agreement, dated as of the date hereof (the “Registration Rights Agreement”), with Starboard. The Registration Rights Agreement requires us to file a registration statement covering the resale of the shares issuable or issued to Starboard pursuant to or in accordance with Section 1.1 of the Recapitalization Agreement, including the shares to be issued in the Concurrent Private Rights Offering, within 90 days after a written request made prior to the first anniversary of the Closing Date (as defined in the Registration Rights Agreement) and provides Starboard with the right to require that we file a registration statement in other circumstances. The Registration Rights Agreement includes other customary terms. The Registration Rights Agreement also requires that we pay certain expenses relating to such registrations, reimburse Starboard for legal fees of up to $25,000 for each registration and indemnify Starboard against certain liabilities.

The Concurrent Private Rights Offering

Pursuant to the terms of the Recapitalization Agreement, we will make the Concurrent Private Rights Offering, pursuant to which Starboard will have the concurrent right to purchase from us one (1) share of common stock for every four (4) shares of common stock held by Starboard as of the record date at the subscription price. Starboard will also receive an equivalent right in connection with our Series B Warrants that are held by Starboard to purchase from us one (1) share of common stock for every four (4) shares of common stock underlying such Series B Warrants at a price equal to the subscription price. In addition, Starboard will also receive rights to purchase from us one (1) share of common stock for every four (4) shares of common stock that would otherwise be issuable upon conversion of our shares of Preferred Stock held by Starboard at a price equal to the subscription price. The purchase rights provided pursuant to the Concurrent Private Rights Offering expire at the expiration time unless the subscription period is extended. As a result of the Concurrent Private Rights Offering and completion of the other transactions contemplated by the Recapitalization Agreement, Starboard may hold between 51.71% and 66.02% of our common stock, representing between 51.71% and 66.02% of the voting power of our common stock. For additional information regarding Starboard’s ownership of our common stock, see “Recapitalization Pro Forma Common Stock Ownership.” Starboard has committed to exercise rights to purchase 15,000,000 shares in the Concurrent Private Rights Offering. The Rights Offering is conditioned upon completion of the Concurrent Private Rights Offering, which will close concurrently with the Rights Offering.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock, as set forth in our Third Amended and Restated Certificate of Incorporation (the “Charter”), our Fourth Amended and Restated Bylaws (the “Bylaws”) and the Certificate of Designations. The summary does not purport to be complete and is qualified in its entirety by reference to our Charter, Bylaws and Certificate of Designations, copies of which have been filed as exhibits to our public filings with the SEC.

Common Stock

General. We may issue shares of our common stock from time to time. We are authorized to issue 300,000,000 shares of common stock, par value $0.001 per share. As of February 13, 2023, we had 43,474,559 shares of common stock outstanding and 350,000 shares of Preferred Stock outstanding.

Dividend Rights. Subject to the rights, preferences, privileges, restrictions and other matters that may apply to any shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock are entitled to receive dividends out of funds legally available at the times and in the amounts that our board of directors may determine.

Voting Rights. Except as otherwise required by law, or as otherwise fixed by our board of directors with respect to one or more series of preferred stock, holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote at a meeting of stockholders and do not have cumulative voting rights.

No Preemptive or Similar Rights. Our common stock is not entitled to preemptive rights, and is not subject to redemption. There are no sinking fund provisions applicable to our common stock.

Conversion. Our common stock is not convertible into any other shares of our capital stock.

Right to Receive Liquidation Distributions. Upon our liquidation, dissolution or winding-up (either voluntary or involuntary), the assets and funds legally available for distribution to our stockholders would be distributable ratably among the holders of our common stock after payment of liquidation preferences, if any, on any outstanding shares of preferred stock and payment of claims of creditors.

Preferred Stock

Pursuant to the terms of our Charter, our board of directors is authorized, subject to limitations prescribed by Delaware law, to issue up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, voting powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further action by our stockholders. On November 18, 2019, we filed a Certificate of Designations, Preferences, and Rights of Series A Convertible Preferred Stock with the Secretary of State of the State of Delaware, or the Certificate of Designations establishing the rights, preferences, privileges, qualifications, restrictions and limitations relating to 350,000 shares of our Preferred Stock, par value $0.001 per share. In the Recapitalization Agreement, subject to the affirmative vote of at least a majority of the voting power of the capital stock of the Company entitled to vote and the affirmative vote of at least a majority of the outstanding shares of Preferred Stock, the Company shall cause the Certificate of Designations to be amended and restated to remove the “4.89% blocker” provision and Starboard has agreed to convert all of its Preferred Stock into shares of common stock. Our Preferred Stock ranks senior to our common stock and any other class or series of capital stock, with respect to rights as to as to dividends, distributions, redemptions and payments upon the liquidation, dissolution and winding up of Acacia. Holders of our Preferred Stock have the right to vote with holders of our common stock on an as-converted basis on all matters.

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Delaware Law and Certain Charter and Bylaw Provisions

The provisions of Delaware law, as well as certain terms of our Charter and Bylaws, may have the effect of delaying, deferring or discouraging another person from acquiring control of us by means of a tender offer, a proxy contest or otherwise, or removing incumbent officers and directors. These provisions, some of which are summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage any person seeking to acquire control of us to first negotiate with our board of directors.

Delaware Law. We are governed by the provisions of Section 203 of the Delaware General Corporate Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date such stockholder became an “interested stockholder.” A “business combination” includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did, prior to the determination of interested stockholder status, own, 15% or more of the corporation’s outstanding voting stock.

Charter and Bylaw Provisions. Each of our Charter and Bylaws include a number of other provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control or our management, including the following:

•	Issuance of Undesignated Preferred Stock. Our board of directors has the authority, subject to the rights of the holders of our Preferred Stock, to issue an additional 9,650,000 shares of preferred stock with rights and preferences designated from time to time by our board of directors.

•	Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our Bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders.

•	No Cumulative Voting. The Delaware General Corporate Law provides that stockholders are denied the right to cumulate votes in the election of directors unless our Charter provides otherwise. Our Charter does not provide for cumulative voting.

•	Size of Board and Vacancies. Our Charter and Bylaws provide that the authorized number of directors on our board of directors shall be not less than five nor more than nine. Within such limits, the exact number of directors on our board of directors is fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors, and any vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, will generally be filled by a majority of our board of directors then in office. Our board of directors is not classified.

•	Transfer Restrictions. Our Charter generally restricts any direct or indirect transfers of our common stock if the effect would be to (i) increase the direct or indirect ownership of our common stock by any person or group from less than 4.899% to 4.899% or more of our common stock; or (ii) increase the percentage of our common stock owned directly or indirectly by a person or group owning or deemed to own 4.899% or more of our common stock.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of material U.S. federal income tax consequences relating to the receipt and exercise (or expiration) of the subscription rights acquired by Eligible Securityholders through the Rights Offering and the ownership and disposition of shares of our common stock received upon exercise of the subscription rights.

This summary deals only with subscription rights acquired by Eligible Securityholders through the Rights Offering (in combination with the Concurrent Private Rights Offering) and shares of our common stock acquired upon exercise of the subscription rights, in each case, that are held as capital assets by a beneficial owner. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to such a beneficial owner in light of their personal circumstances, including the alternative minimum tax, the Medicare tax on net investment income, and the consequences under Section 451(b) of the Code. In addition, the discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any U.S. federal tax considerations other than income taxation (such as estate, generation skipping or gift taxation).

This discussion also does not address tax consequences to holders that may be subject to special tax rules, including, without limitation:

•	insurance companies;

•	real estate investments trusts or regulated investment companies;

•	tax-exempt organizations;

•	government organizations;

•	financial institutions;

•	brokers or dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	pension plans;

•	persons that acquired subscription rights or shares of our common stock in connection with employment or other performance of services;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	owners that hold our subscription rights or shares of common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment;

•	U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, and

•	certain U.S. expatriates and former citizens or residents of the United States.

The discussion below is based upon the provisions of the Code, the United States Treasury regulations promulgated thereunder, rulings and judicial decisions, as of the date hereof, and such authorities may be repealed, revoked or modified, perhaps retroactively. We have not sought, and will not seek, any rulings from the IRS, regarding the matters discussed below. There can be no assurance that the IRS or a court (if the matter were contested) will not take positions concerning the tax consequences of the receipt or exercise (or expiration) of subscription rights, or the acquisition, ownership and disposition of shares of our common stock that are different from those discussed below.

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As used herein, a “U.S. Holder” means a beneficial owner of shares of our common stock acquired upon exercise of subscription rights that is for U.S. federal income tax purposes: (1) an individual who is a citizen or resident of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and one or more United States persons as described in Section 7701(a)(30) of the Code have authority to control all substantial decisions of the trust or (b) that has a valid election under the Treasury Regulations in effect to be treated as a United States person.

A “Non-U.S. Holder” is such a beneficial owner (other than an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

If any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes is the beneficial owner, the U.S. federal income tax treatment of a partner or owner in such partnership generally will depend upon the status of the partner or owner and the activities of the partnership. Holders that are partnerships (and partners or owners in such partnerships) are urged to consult their own tax advisors.

HOLDERS OF SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

Tax Consequences to U.S. Holders

Taxation of Subscription Rights

Receipt of Subscription Rights

For U.S. federal income tax purposes, we intend to take the position that a U.S. Holder’s receipt of subscription rights pursuant to the Rights Offering (in combination with the Concurrent Private Rights Offering) should not be treated as a taxable distribution with respect to the holder’s existing shares of common stock and that such receipt will be a non-taxable distribution. However, the authorities governing transactions such as this Rights Offering are complex and do not speak directly to the consequences of certain aspects of this Rights Offering, including the interaction of the Rights Offering with, and the characterization of, the Concurrent Private Rights Offering. Pursuant to Section 305(a) of the Code the receipt by a stockholder of a right to acquire stock should, in general, not be included in the taxable income of the recipient. The general rule of non-recognition in Section 305(a) is subject to exceptions in Section 305(b) of the Code, which include “disproportionate distributions.” We intend to take the position that the receipt of the subscription rights should not be treated as a disproportionate distribution, but the rules related to disproportionate distributions in this regard are uncertain.

A disproportionate distribution is a distribution or a series of distributions, including a deemed distribution, that has the effect of the receipt of cash or other property by some stockholders and an increase in the proportionate interest of other stockholders in a corporation’s assets or earnings and profits. For this purpose, our common stock, our Preferred Stock, and our options or warrants to acquire common stock are all treated as stock. The Treasury Regulations under Section 305 of the Code generally treat distributions of cash or non-stock property within 36 months of another distribution as a series of distributions.

As a result of the payment of quarterly dividends on the Preferred Stock and certain transactions that have occurred or will occur pursuant to, or in connection with, the Recapitalization Agreement that may result in a deemed distribution of cash or non-stock property, the distribution of subscription rights may be treated as part of a series of distributions (in combination with such distributions or deemed distributions) for purposes of the “disproportionate distribution” analysis. Nevertheless, we intend to take the position that the distribution of subscription rights pursuant to the Rights Offering should not constitute an increase in the proportionate interest of the recipient stockholders in the assets or earnings and profits of the Company for purposes of Section 305(b)(2) of the Code based on the fact that all of our stockholders will receive rights in the Rights Offering in combination with the Concurrent Private Rights Offering based upon their respective ownership.

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Our position regarding the tax-free treatment of the subscription rights distribution is not binding on the IRS or the courts. If this position is finally determined by the IRS or a court to be incorrect, whether on the basis that the issuance of the subscription rights is a “disproportionate distribution” or otherwise, the fair market value of the subscription rights upon receipt would be taxable to holders of our common stock to which the subscription right is distributed as a dividend to the extent of the holder’s pro rata share of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Although no assurance can be given, we currently believe that we will have current earnings and profits but do not have, as of December 31, 2022, accumulated earnings and profits.

The following discussion assumes that the distribution of the subscription rights is a non-taxable distribution to holders of our common stock for U.S. federal income tax purposes.

Tax Basis in the Subscription Rights

If the fair market value of the subscription rights a U.S. Holder receives is less than 15% of the fair market value of the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the holder receives the subscription rights, the subscription rights will be allocated a zero dollar basis for U.S. federal income tax purposes, unless the holder elects to allocate the holder’s basis in the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) between the holder’s existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights, determined on the date of receipt of the subscription rights. If a U.S. Holder chooses to allocate basis between the holder’s existing shares of common stock and the subscription rights, the holder must make this election on a statement included with the holder’s timely filed tax return (including extensions) for the taxable year in which the holder receives the subscription rights. Such an election is irrevocable.

However, if the fair market value of the subscription rights a holder receives is 15% or more of the fair market value of the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) on the date the holder receive the subscription rights, then the holder must allocate the holder’s basis in the holder’s existing shares of common stock (with respect to which the subscription rights are distributed) between those shares and the subscription rights the holder receives in proportion to their fair market values determined on the date the holder receives the subscription rights.

The fair market value of the subscription rights on the date that the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights. In determining the fair market value of the subscription rights, a U.S. Holder should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our shares of common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Exercise of Subscription Rights

Generally, a U.S. Holder will not recognize gain or loss upon the exercise of subscription rights in the Rights Offering. A U.S. Holder’s tax basis in new shares of common stock acquired upon exercise of subscription rights in the Rights Offering should equal the sum of (i) the subscription price and (2) such holder’s adjusted tax basis, if any, in the subscription rights as determined above under “Tax Basis in the Subscription Rights.” The holding period of shares of common stock acquired upon exercise of subscription rights in the Rights Offering will begin on the date of exercise.

If a U.S. Holder acquires common stock upon the exercise of subscription rights received in the Rights Offering after disposing of the shares of our common stock with respect to which such subscription rights are received, then certain aspects of the tax treatment of the exercise of the subscription rights are unclear, including (1) the allocation of the tax basis between the shares of common stock previously sold and the subscription rights, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the shares of our common stock previously sold and (3) the impact of such allocation on the tax basis of the shares of our common stock acquired upon exercise of the subscription rights. If a U.S. Holder exercises subscription rights received in the Rights Offering after disposing of shares of our common stock with respect to which the subscription rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the exercise of the subscription rights, including with respect to potential application of the wash sale rules.

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Expiration of Subscription Rights

If a U.S. Holder allows subscription rights received in the Rights Offering to expire without being exercised, the U.S. Holder should not recognize any gain or loss for U.S. federal income tax purposes, and the U.S. Holder should re-allocate any portion of the tax basis in the holder’s existing common stock previously allocated to the subscription rights that have expired to the existing common stock with respect to which such subscription rights were received. If a U.S. Holder allows subscription rights to expire after disposing of shares of our common stock with respect to which the subscription rights are received, the U.S. Holder should consult with the holder’s own tax advisor regarding the tax treatment of the expiration of the subscription rights.

Taxation of Common Stock

Taxation of Distributions on Common Stock

Distributions of cash or property (other than certain pro rata distributions of our stock) with respect to shares of our common stock acquired upon exercise of subscription rights, when actually or constructively received, should constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits should constitute a return of capital that is applied against and reduces, but not below zero, a U.S. Holder’s adjusted tax basis in shares of our common stock. Any remaining excess should be treated as gain realized on the sale or other disposition of our common stock. See “Sale or Other Disposition of Our Common Stock.”

Dividend income received by certain non-corporate U.S. holders with respect to shares of our common stock generally will be “qualified dividends” subject to preferential rates of U.S. federal income tax, under current law, provided that the U.S. Holder meets applicable holding period and other requirements. Dividend income on our shares of common stock paid to U.S. Holders that are domestic corporations generally will qualify for the dividends-received deduction if the requisite holding period is satisfied.

The foregoing discussion is subject to the discussion below under “Information Reporting and Backup Withholding.”

Sale or Other Taxable Disposition of Common Stock

If a U.S. Holder sells or otherwise disposes of shares of common stock acquired upon exercise of subscription rights in a taxable transaction, the U.S. Holder will generally recognize capital gain or loss equal to the difference between the amount realized and the holder’s adjusted tax basis in the shares. The amount realized is generally the amount of cash received plus the fair market value of any other property received for such shares. Such capital gain or loss will be long-term capital gain or loss if the holder’s holding period for such shares is more than one year at the time of disposition. Under current law, long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and/or backup withholding with respect to dividend payments and the gross proceeds from the disposition of our common stock acquired through the exercise of subscription rights. Backup withholding may apply under certain circumstances if the U.S. Holder (1) fails to furnish the holder’s social security or other taxpayer identification number, or TIN, (2) furnishes an incorrect TIN, (3) fails to report interest or dividends properly or (4) fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct, that the holder is not subject to backup withholding and that the U.S. Holder is a U.S. person for U.S. federal income tax purposes on IRS Form W-9. Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle the holder to a refund with respect to) the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Certain persons are exempt from information reporting and backup withholding, including corporations and certain financial institutions, provided that they demonstrate their exempt status. U.S. Holders are urged to consult their own tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

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Tax Consequences to Non-U.S. Holders

Taxation of the Subscription Rights

Receipt, Exercise and Expiration of the Subscription Rights

The discussion below assumes that the receipt of subscription rights will be treated as a non-taxable distribution consistent with our position discussed above. In such case, Non-U.S. Holders will not be subject to U.S. federal income tax (or any withholding thereof) on the receipt, exercise or expiration of the subscription rights. It is possible that the receipt of the subscription rights could be a taxable event and taxable as a distribution on our common stock. See “Tax Consequences to U.S. Holders—Taxation of Subscription Rights—Receipt of Subscription Rights” above and “—Taxation of Distributions on Common Stock” below.

Taxation of Common Stock

Taxation of Distributions on Common Stock

Distributions of cash or property (other than certain pro rata distributions of our stock) with respect to shares of our common stock acquired upon exercise of subscription rights, when actually or constructively received, should constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits should constitute a return of capital that is applied against and reduces, but not below zero, a Non-U.S. Holder’s adjusted tax basis in shares of our common stock. Any remaining excess should be treated as gain realized on the sale or other disposition of our common stock. See “Sale or Other Disposition of Our Common Stock.”

Any dividend paid with respect to our common stock to a Non-U.S. Holder generally will be subject to withholding tax at a rate of 30% (or a lower rate prescribed by an applicable income tax treaty). In order to obtain a reduced withholding tax rate under a tax treaty, if applicable, a Non-U.S. Holder will be required to provide a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, certifying the holder’s entitlement to benefits under a treaty. In addition, a Non-U.S. Holder will not be subject to withholding tax if the Non-U.S. Holder provides an IRS Form W-8ECI certifying that the distributions are effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, are attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder within the United States); instead, the Non-U.S. Holder generally will be subject to U.S. federal income tax, net of certain deductions, with respect to such income at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed by an applicable income tax treaty) also may apply to such effectively connected income. Non-U.S. Holders may be required to periodically update their IRS Forms W-8. Any distribution will also be subject to the discussion below under the headings “Information Reporting and Backup Withholding” and “FATCA.”

Sale or Other Disposition of Our Common Stock

Subject to the discussions below regarding backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on a sale or other disposition of shares of our common stock unless:

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•	the gain is effectively connected with the holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual, is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met (in which case the Non-U.S. Holder will be subject to a 30% tax, or such lower rate as may be specified by an applicable income tax treaty, on the net gain derived from the disposition, which may be offset by the holder’s U.S.-source capital losses, if any, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses); or

•	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes during the five-year period preceding such disposition (or the Non-U.S. holder’s holding period, if shorter) unless our common stock is regularly traded on an established securities market and the Non-U.S. Holder held no more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the five year period ending on the date of the disposition or the period that the Non-U.S. Holder held our common stock.

Gain that is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder within the United States) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If a Non-U.S. Holder is a corporation, a “branch profits tax” of 30% (or a lower rate prescribed in an applicable income tax treaty) also may apply to such effectively connected gain.

A domestic corporation is treated as a USRPHC if the fair market value of its United States real property interests equals or exceeds 50% of the sum of (1) the fair market value of its United States real property interests, (2) the fair market value of its non-United States real property interests and (3) the fair market value of any other of its assets which are used or held for use in a trade or business. Although there can be no assurance, we believe that we are not currently, and we do not anticipate becoming, a USRPHC. In addition, no assurance can be provided that our common stock will be regularly traded on an established securities market. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax considerations that could result if we are, or become, a USRPHC and the exception for 5% or less stockholders.

Information Reporting and Backup Withholding

Distributions on our common stock and the amount of tax withheld, if any, with respect to such distributions will generally be subject to information reporting. If a Non-U.S. Holder complies with certification procedures to establish that the holder is not a U.S. person, backup withholding generally should not apply to distributions on our common stock and information reporting and backup withholding generally should not apply to the proceeds from a sale or other disposition of shares of our common stock. Generally, a Non-U.S. Holder will comply with such procedures if it provides a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable IRS Form W-8), as applicable, or otherwise meets documentary evidence requirements for establishing that it is a Non-U.S. Holder, or otherwise establishes an exemption. The amount of any backup withholding will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

FATCA

Provisions of the Code commonly referred to as the Foreign Account Tax Compliance Act, or FATCA, generally impose a 30% withholding tax on dividends on our common stock and gross proceeds from the sale or other disposition of our common stock if paid to a foreign entity unless (1) if the foreign entity is a “foreign financial institution,” the foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (2) if the foreign entity is not a “foreign financial institution,” the foreign entity identifies certain of its U.S. investors, or (3) the foreign entity is otherwise excepted under FATCA.

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Withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA may apply to payments of gross proceeds from a sale or other disposition of our common stock, under proposed U.S. Treasury Regulations, withholding on payments of gross proceeds is not required. Although such regulations are not final, applicable withholding agents may rely on the proposed regulations until final regulations are issued.

If withholding under FATCA is required on any payment related to our common stock, holders not otherwise subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) on such payment may be able to seek a refund or credit from the IRS. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Non-U.S. Holders should consult their own tax advisors regarding the possible implications of FATCA on their investment in our common stock and the entities through which they hold our common stock.

THE PRECEDING DISCUSSION OF MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. HOLDERS OF SUBSCRIPTION RIGHTS AND SHARES OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES UNDER FEDERAL ESTATE AND GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS AND TAX TREATIES OF THE RECEIPT, OWNERSHIP AND EXERCISE OF SUBSCRIPTION RIGHTS AND THE ACQUISITION, OWNERSHIP AND DISPOSITION OF SHARES OF OUR COMMON STOCK ACQUIRED UPON EXERCISE OF SUBSCRIPTION RIGHTS.

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PLAN OF DISTRIBUTION

On or about February 14, 2023, subscription rights will be distributed to holders of record of our common stock as of the close of business on the record date. If you wish to exercise your subscription rights and purchase shares in this Rights Offering, you should timely comply with the procedures described in “The Rights Offering.”

The shares offered pursuant to this Rights Offering are being offered by us directly to all Eligible Securityholders. We intend to distribute rights certificates, copies of this prospectus supplement and the accompanying exhibits, and other relevant documents to our Eligible Securityholders. If all Eligible Securityholders exercise their subscription rights in full and Starboard exercises its rights in full pursuant to the Concurrent Private Rights Offering, we will issue an aggregate of 38,265,898 shares of common stock pursuant to the Rights Offering and Concurrent Private Rights Offering. For additional information regarding the ownership of our common stock following the Rights Offering and the Concurrent Private Rights Offering, see “Recapitalization Pro Forma Common Stock Ownership.”

We are not paying any commitment fee to the Starboard. However, pursuant to the Recapitalization Agreement, we have agreed to reimburse Starboard for all reasonable and documented out-of-pocket costs and expenses, including all legal fees and disbursements in connection therewith, incurred in connection with the transactions contemplated by the Recapitalization Agreement, which aggregate amount shall not exceed $75,000 without the prior approval of the Company. See “The Recapitalization Agreement and Concurrent Private Rights Offering.”

We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights, and, except as described herein, no other commissions, fees or discounts will be paid in connection with this offering.

Broadridge is acting as the Subscription Agent and Information Agent for the Rights Offering. We will pay all customary fees and expenses of the Subscription Agent and the Information Agent related to the Rights Offering. We also have agreed to indemnify each of the Subscription Agent and the Information Agent with respect to certain liabilities that either may incur in connection with the Rights Offering. Our officers and directors may solicit responses from the holders of subscription rights in connection with this offering, but such officers and directors will not receive any commissions or compensation for such services other than their normal compensation.

Except for the Recapitalization Agreement or as otherwise disclosed in this prospectus supplement, we have not agreed to enter into any standby or other arrangements to purchase or sell any subscription rights or any underlying shares of our common stock.

We estimate that the financial advisory and other expenses payable by us in connection with the Rights Offering will be approximately $0.5 million.

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LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the subscription rights is being passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of Acacia Research Corporation appearing in Acacia Research Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Acacia Research Corporation appearing in Acacia Research Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020 have been audited by Grant Thornton LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other documents and information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.acaciaresearch.com. Our website is not a part of this prospectus and is not incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus supplement information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus supplement. Information contained in this prospectus supplement and information that we file with the SEC in the future and incorporate by reference in this prospectus supplement automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the sale of all the securities covered by this prospectus supplement (excluding any documents or portions of such documents that have been “furnished” but not filed “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2021, including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement for the 2022 annual meeting of stockholders;

•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, as amended by Form 10-Q/A, filed with the SEC on November 14, 2022, respectively;

•	Current Reports on Form 8-K filed on February 4, 2022; March 15, 2022; March 31, 2022, April 20, 2022, April 29, 2022, May 18, 2022, May 20, 2022, July 19, 2022, August 24, 2022, September 7, 2022, September 15, 2022, September 30, 2022, November 1, 2022, November 7, 2022, November 28, 2022, January 9, 2023, February 3, 2023 and February 3, 2023, respectively;

•	Definitive Proxy Statement on Schedule 14A filed on April 20, 2022; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on December 19, 2002, as amended by Form 8-A/A, filed with the SEC on August 14, 2008, including any amendment or report filed for the purpose of updating such description.

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A statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus supplement modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:

Acacia Research Corporation

767 Third Avenue, Floor 6

New York, NY 10017

(332) 236-8484

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PROSPECTUS SUPPLEMENT

February 14, 2023